UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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RenaissanceRe Holdings Ltd.

(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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RENAISSANCERE HOLDINGS LTD.
Renaissance House
8-20 East Broadway
Pembroke HM 19 Bermuda

April 20, 2006

Dear Shareholder:

You are cordially invited to attend the 2006 Annual General Meeting of Shareholders of RenaissanceRe Holdings Ltd. to be held on May 31, 2006 at 9:00 a.m., Atlantic daylight savings time, at Renaissance House, 8-20 East Broadway, Pembroke, Bermuda.

The enclosed Proxy Statement provides you with detailed information regarding the business to be considered at the meeting. Please read it carefully.

Your vote is important to us regardless of the size of your holding. To ensure your shares are represented at the meeting, we urge you to complete, sign, date and return the accompanying proxy card in the enclosed postage paid envelope as soon as possible, whether or not you plan to attend the meeting in person. See “How do I vote?” in the Proxy Statement for more details.

Thank you for your continued support of RenaissanceRe.

Sincerely,

/s/ W. James MacGinnitie	/s/ Neill A. Currie

W. James MacGinnitie Chairman of the Board	Neill A. Currie Chief Executive Officer

Notice of Annual General Meeting of Shareholders
to be Held on May 31, 2006

Notice is hereby given that our 2006 Annual General Meeting of Shareholders (the “Annual Meeting”) will be held at Renaissance House, 8-20 East Broadway, Pembroke, Bermuda on May 31, 2006 at 9:00 a.m., Atlantic daylight savings time, for the following purposes:

1.	To elect three Class II directors to serve until our 2009 Annual General Meeting; and

2.	To appoint the firm of Ernst & Young, independent auditors, to serve as our independent auditors for the 2006 fiscal year until our 2007 Annual General Meeting, and to refer the determination of the auditors’ remuneration to the Board.

At the Annual Meeting, shareholders will also receive the report of our independent auditors and our financial statements for the year ended December 31, 2005, and may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on April 3, 2006 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

/s/ Stephen H. Weinstein

Stephen H. Weinstein
Corporate Secretary

RENAISSANCERE HOLDINGS LTD.
Renaissance House
8-20 East Broadway
Pembroke HM 19 Bermuda

ANNUAL GENERAL MEETING OF SHAREHOLDERS

May 31, 2006

GENERAL INFORMATION

Q:	Why did I receive this Proxy Statement?

A:	Because you are a shareholder of RenaissanceRe Holdings Ltd. (“RenaissanceRe”) as of the record date and are entitled to attend and vote at the 2006 Annual General Meeting of Shareholders to be held at Renaissance House, 8-20 East Broadway, Pembroke, Bermuda on May 31, 2006 at 9:00 a.m., Atlantic daylight savings time, or any postponement or adjournment thereof (the “Annual Meeting”). This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting. This Proxy Statement, the Notice of Annual General Meeting and the accompanying form of proxy are being first mailed to shareholders on or about April 20, 2006.

Q:	Who is soliciting my proxy?

A:	Proxies in the form enclosed are being solicited by, or on behalf of, the Board. The persons named in the accompanying form of proxy have been designated as proxies by the Board. Such persons designated as proxies serve as officers of RenaissanceRe.

Q:	What will I be voting on?

A:	You are voting on two items (collectively, the “Proposals”):

1.	To elect three Class II directors to serve until our 2009 Annual Meeting (the “Board Nominees Proposal”); and

2.	To appoint the firm of Ernst & Young, independent auditors, to serve as our independent auditors for the 2006 fiscal year until our 2007 Annual Meeting, and to refer the determination of the auditors’ remuneration to the Board (collectively, the “Auditors Proposal”).

Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

Q:	What are the voting recommendations of the Board of Directors?

A:	The Board recommends the following votes:

1.	FOR the Board Nominees Proposal

2.	FOR the Auditors Proposal

Q:	Who is entitled to vote?

A:	The Board of Directors has set April 3, 2006 as the record date for the Annual Meeting (the “Record Date”). If you were the owner of our common shares, par value $1.00 per share (the “Full Voting Shares”), or Diluted Voting Class I Common Shares, par value $1.00 per share (the “Diluted Voting Shares” and, together with the Full Voting Shares, the “Common Shares”), at the close of business on the Record Date, you are entitled to notice of, and may vote at, the Annual Meeting. The Common Shares are our only class of equity securities outstanding and entitled to vote at the Annual Meeting.

Q:	How many votes do I have?

A:	As of April 3, 2006, 70,095,865 Full Voting Shares and 1,785,100 Diluted Voting Shares were issued and outstanding. The presence, in person or by proxy, of holders of more than 50% of the Common Shares outstanding and entitled to vote on the matters to be considered at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. Holders of Full Voting Shares and Diluted Voting Shares shall vote together as a single class on all matters presented for a vote by the shareholders at the Annual Meeting.

Holders of Full Voting Shares are entitled to one vote on each matter to be voted upon by the shareholders at the Annual Meeting for each share held. Each holder of Diluted Voting Shares is entitled to a fixed voting interest in RenaissanceRe of up to 9.9% of all outstanding voting rights attached to the Common Shares, inclusive of the percentage interest in RenaissanceRe represented by Controlled Common Shares (as defined below) of the holder, but in no event greater than one vote for each share held. Each Diluted Voting Share currently carries one vote per share. With respect to any holder of Diluted Voting Shares, “Controlled Common Shares” means Common Shares owned directly, indirectly or constructively by such holder within the meaning of Section 958 of the U.S. Internal Revenue Code of 1986, as amended, and applicable rules and regulations thereunder.

Q:	How do I vote?

A:	You may either vote in person at the Annual Meeting or by proxy without attending the meeting.

To vote by proxy, you must either:

1.	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope;

2.	vote by telephone (instructions are on the proxy card); or

3.	vote by internet (instructions are on the proxy card).

Q:	What does it mean if I receive more than one proxy card?

A:	Generally, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card you receive.

Q:	What happens if I do not indicate how to vote by proxy?

A:	If no instructions are provided in an executed proxy, it will be voted FOR each of the Proposals set forth on the accompanying form of proxy, and, as to any other business as may properly come before the Annual Meeting, in accordance with the proxyholder’s judgment as to such business.

Q:	What is a broker non-vote?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the Annual Meeting. Member brokerage firms of The New York Stock Exchange, Inc. (the “NYSE”) that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all Proposals submitted for shareholder action, vote in their discretion upon all of the Proposals. Any broker non-votes and abstentions will not be counted as shares present in connection with Proposals with respect to which they are not voted.

Q:	Can I send someone to vote my Common Shares for me at the Annual Meeting?

A:	Yes. If a shareholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person will vote the shares in respect of which he or she is appointed proxyholder in accordance with the directions of the shareholder appointing him or her. Any shareholder desiring to appoint another person to represent him or her at the Annual Meeting may do so either by inserting such person’s name in the blank space provided on the accompanying form of proxy, or by completing another form of proxy and, in either case, delivering an executed proxy to the Secretary of RenaissanceRe at the address indicated above before the time of the Annual Meeting. It is the responsibility of the shareholder appointing such other person to represent him or her to inform such person of this appointment.

Q:	Can I change my vote after I have mailed my signed proxy card or voted by telephone or the internet?

A:	Yes. You can change your vote at any time before your Proxy is voted at the Annual Meeting. You can do this in one of five ways:

1.	you can deliver to the Secretary of RenaissanceRe a written statement revoking such proxy to be received not less than two hours prior to the Annual Meeting;

2.	you can execute and deliver a later-dated proxy card to be received by the Secretary of RenaissanceRe not less than 48 hours before the Annual Meeting;

3.	you can re-vote by telephone up until 11:59 p.m. Eastern Daylight Time the day before the Annual Meeting (instructions are on the proxy card);

4.	you can re-vote by internet up until 11:59 p.m. Eastern Daylight Time the day before the Annual Meeting (instructions are on the proxy card); or

5.	you can attend the Annual Meeting and vote in person.

Attendance at the Annual Meeting by a shareholder who has executed and delivered a proxy to us shall not in and of itself constitute a revocation of such proxy. Only your vote at the Annual Meeting will revoke your proxy.

Q:	Am I entitled to appraisal rights?

A:	The Board of Directors has not proposed for consideration at the Annual Meeting any transaction for which the laws of Bermuda entitle shareholders to appraisal rights.

Q:	How does the voting take place at the Annual Meeting?

A:	The nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors. This is called plurality voting. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares FOR all the nominees for director named in this proxy statement. All other proposals require the affirmative “FOR” vote of a majority of those shares present at the meeting and entitled to vote on the proposal. A hand vote will be taken unless a poll is requested pursuant to the Bye-laws.

Q:	What else will happen at the Annual Meeting?

A:	At the Annual Meeting, shareholders will also receive the report of our independent auditors and our financial statements for the year ended December 31, 2005.

Q:	Who pays the costs of soliciting proxies?

A:	We will bear the cost of solicitation of proxies. We have engaged the firm of MacKenzie Partners to assist us in the solicitation of proxies for a fee of $4,000, plus the reimbursement of certain expenses. Further solicitation may be made by our directors, officers and employees personally, by telephone, internet or otherwise, but such persons will not be specifically compensated for such services. We may also make, through bankers, brokers or other persons, a solicitation of proxies of beneficial holders of the Common Shares. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of Common Shares which such persons hold of record.

DIRECTORS AND EXECUTIVE OFFICERS OF RENAISSANCERE

     The table below sets forth the names, ages and titles of the directors and executive officers of RenaissanceRe as of the date hereof.

Name	Age	Position

W. James MacGinnitie	67	Chairman of the Board of Directors

Neill A. Currie	53	Chief Executive Officer, Director

William I. Riker	46	President, Director

John M. Lummis	48	Executive Vice President, Chief Operating Officer and Chief Financial Officer

John D. Nichols, Jr.	46	Executive Vice President of RenaissanceRe and President of RenaissanceRe Ventures Ltd.

Kevin J. O’Donnell	39	Senior Vice President of RenaissanceRe and President of Renaissance Reinsurance Ltd.

William J. Ashley	50	Senior Vice President of RenaissanceRe and President and Chief Executive Officer of Glencoe Group Holdings Ltd.

Peter C. Durhager	35	Senior Vice President and Chief Administrative Officer of RenaissanceRe and President of RenaissanceRe Services Ltd.

Stephen H. Weinstein	37	Senior Vice President, Chief Compliance Officer, General Counsel and Secretary

Mark A. Wilcox	38	Senior Vice President, Chief Accounting Officer and Controller

Thomas A. Cooper	69	Director

Edmund B. Greene	67	Director

Brian R. Hall	64	Director

Jean D. Hamilton	59	Director

William F. Hecht	63	Director

Scott E. Pardee	69	Director

Nicholas L. Trivisonno	59	Director

     W. James MacGinnitie has served as one of our directors since February 2000 and as non-executive Chairman of the Board since November 2005. Mr. MacGinnitie is a Class II director. Mr. MacGinnitie is an independent actuary and consultant. He served as Senior Vice President and Chief Financial Officer of CNA Financial from September 1997 to September 1999. From May 1994 until September 1997, Mr. MacGinnitie was a partner of Ernst & Young and National Director of its actuarial services. From 1975 until 1994 he was a principal in

Tillinghast, primarily responsible for its property-casualty actuarial consulting services. Mr. MacGinnitie is a Fellow of both the Casualty Actuarial Society and the Society of Actuaries, and has served as President of both organizations as well as of the American Academy of Actuaries and the International Actuarial Association. In addition, Mr. MacGinnitie serves on the board of Trustmark Insurance Company and of NORCAL Mutual Insurance Company.

     Neill A. Currie has served as our Chief Executive Officer and as a director since November 2005. Mr. Currie is a Class II director. Mr. Currie was a co-founder of RenaissanceRe in 1993 and served as a Senior Vice President until he initially retired from the company in 1997. He re-joined RenaissanceRe in July 2005 as an Executive Vice President, and was responsible for our specialty reinsurance business, prior to assuming the role of Chief Executive Officer. Mr. Currie served as a director of Platinum Underwriters Holdings Ltd from May 2003 until July 2005. Prior to co-founding RenaissanceRe in 1993, Mr. Currie was Chief Executive Officer of G.J. Sullivan Co.-Atlanta, a private domestic reinsurance broker. From 1982 through 1992, Mr. Currie served as Senior Vice President at R/I and G.L. Hodson, predecessors to Willis Group Holdings Ltd.

     William I. Riker has served as our President since February 2002 and as a director since August 1998. Mr. Riker is a Class III director. Mr. Riker previously served as our Executive Vice President from December 1997, as our Senior Vice President from March 1995 and as our Vice President - Underwriting from November 1993. Mr. Riker also served previously as Chief Executive Officer of Glencoe Group Holdings Ltd. from April 2004 until January 2006. From March 1993 through October 1993, Mr. Riker served as Vice President of Applied Insurance Research, Inc. Prior to that, Mr. Riker held the position of Senior Vice President, Director of Underwriting at American Royal Reinsurance Company. He was responsible for developing various analytical underwriting tools while holding various positions at American Royal from 1984 through 1993.

     John M. Lummis has served as our Chief Operating Officer since September 2004, our Executive Vice President since February 2001 and our Chief Financial Officer since September 1997. In November 2005, we announced that Mr. Lummis intends to retire from these positions at the end of his contract term on June 30, 2006. Mr. Lummis previously served as our Senior Vice President from September 1997 to February 2001. Mr. Lummis served as one of our directors from July 1993 to December 1997, when he resigned in connection with his appointment as an executive officer. Mr. Lummis served as Vice President - Business Development of USF&G Corporation from 1994 until August 1997 and served as Vice President and Group General Counsel of USF&G Corporation from 1991 until 1995. From 1982 until 1991, Mr. Lummis was engaged in the private practice of law with Shearman & Sterling LLP.

     John D. Nichols, Jr. has served as our Executive Vice President since May 2003 and as President of RenaissanceRe Ventures Ltd., and in similar capacities, since February 2000. Previously, he served as our Senior Vice President - Structured Products from November 1999, Vice President - Finance from November 1997 and as our Assistant Vice President - Finance from September 1995. From August 1990 through September 1995, Mr. Nichols held various positions including Assistant Vice President, Finance and subsequently, Assistant Vice President, Claims at Hartford Steam Boiler Inspection and Insurance Company where he was responsible for financial reporting and subsequently property claims. From September 1986 to August 1990, Mr. Nichols held various positions in finance at Monarch Capital Corporation.

From June 1982 to August 1986, Mr. Nichols was a CPA with the accounting firm Matson, Driscoll and Damico LLP, specializing in audits of business interruption insurance claims for various clients.

     Kevin J. O’Donnell has served as our Senior Vice President - Property Catastrophe Reinsurance since November 1999 and as the President of Renaissance Reinsurance Ltd. since November 2005. Previously, Mr. O’Donnell served as a Vice President of RenaissanceRe from February 1998 and as Assistant Vice President - Underwriting from 1996. From 1995 to 1996, Mr. O’Donnell was Vice President of Centre Financial Products Ltd. From 1993 to 1995, Mr. O’Donnell was an underwriter in SCOR US’s Alternative Markets operations.

     William J. Ashley has served as our Senior Vice President since July 2002 and as the President and Chief Executive Officer of Glencoe Group Holdings Ltd. since January 2006. Prior to January 2006, Mr. Ashley served as our Vice President and as the Chief Underwriting Officer of Glencoe Group Holdings Ltd. from July 2003. Mr. Ashley joined Glencoe Insurance Ltd. as Senior Vice President in September 2001. From 1995 to September 2001, Mr. Ashley held various positions at Benfield Blanch (formerly E.W. Blanch), including Executive Vice President of Strategic Operations and Risk Management, where he also managed the Catastrophe Modeling, Dynamic Financial Modeling and Actuarial Units of Benfield Blanch. From 1986 to 1995, Mr. Ashley held various positions at Vik Brothers Insurance Group, most recently serving as Senior Vice President of Corporate Underwriting and Operations.

     Peter C. Durhager has served as our Senior Vice President and Chief Administrative Officer since June 2003 and as President of Renaissance Services Ltd. since March 2004. Mr. Durhager is responsible for RenaissanceRe’s global Shared Services division, including Human Resources & Organizational Development, Operations and Information Technology. Prior to his employment at RenaissanceRe, Mr. Durhager was a co-founder and Vice Chairman, President and Chief Operating Officer of Promisant Holdings Ltd. from January 2000 to February 2003. Prior to that, Mr. Durhager was Chairman and CEO of Logic Communications Ltd. from January 1996 until December 1999. From 1997 to 1999, he served as President and CEO of Millennium International Limited, a Bermuda-based internet and advanced data communications services company. From July 1991 until December 1995, Mr. Durhager was Head of Electronic Banking & Card Services at the Bank of N.T. Butterfield.

     Stephen H. Weinstein has served as our Senior Vice President since August 2005, as General Counsel and Secretary since joining RenaissanceRe in January 2002 and as Chief Compliance Officer since January 2004. From January 2002 to January 2006, Mr. Weinstein also served as a Vice President of RenaissanceRe. Prior to joining RenaissanceRe, Mr. Weinstein specialized in corporate law as an attorney at Willkie Farr & Gallagher LLP.

     Mark A. Wilcox has served as our Senior Vice President and Chief Accounting Officer since March 2006 and as our Controller since April 2005. Prior to this, Mr. Wilcox served as our Vice President and Internal Auditor from August 2003. Prior to joining RenaissanceRe, Mr. Wilcox worked for PricewaterhouseCoopers LLP from 1997 until 2003, where he was Senior Manager of Audit and Business Advisory Services within the firm’s Insurance Practice. From 1991 through 1995, Mr. Wilcox worked in Commercial Banking for Bank of America Corporation (formerly NCNB). Mr. Wilcox completed his Masters of Business Administration from 1995 through 1997. Mr. Wilcox is a Certified Public Accountant and a Chartered Financial Analyst.

     Thomas A. Cooper has served as one of our directors since August 1996. Mr. Cooper is a Class II director. Mr. Cooper has served as Chairman and Chief Executive Officer of TAC Associates, a privately held investment company, since August 1993. From August 1993 until August 1996, Mr. Cooper served as Chairman and Chief Executive Officer of Chase Federal Bank FSB. From June 1992 until July 1993, Mr. Cooper served as principal of TAC Associates. From April 1990 until May 1992, Mr. Cooper served as Chairman and Chief Executive Officer of Goldome FSB. He also serves on the Boards of The BISYS Group, Inc., Delaware North Companies and Wheeling Island Gaming.

     Edmund B. Greene has served as one of our directors since our formation in June 1993. Mr. Greene is a Class I director. Mr. Greene retired as Deputy Treasurer-Insurance of General Electric Company in October 1998, where he had served since March 1995. Prior to that, Mr. Greene was Manager-Corporate Insurance Operation of General Electric Company commencing in 1985, and previously served in various financial management assignments at General Electric Company commencing in 1962.

     Brian R. Hall has served as one of our directors since August 1999. Mr. Hall is a Class I director. Mr. Hall, who is President of Inter-Ocean Management Ltd., an independent company providing management and general consulting services, retired as a Director of Johnson & Higgins, and Chairman of Johnson & Higgins (Bermuda) Ltd. in July 1997. In 1969, Mr. Hall founded Inter-Ocean Management Ltd., which entered into an association with Johnson & Higgins in 1970. The business of Inter-Ocean was acquired by Johnson & Higgins in 1979, and Mr. Hall was appointed President of Johnson & Higgins (Bermuda) Ltd. He became a Director of Johnson & Higgins in 1989. Mr. Hall is a recipient of the Bermuda Insurance Institute’s Lifetime Achievement Award (2000), the Chair of the Bermuda Foundation for Insurance Studies, a former chair of the Insurance Advisory Committee of the Ministry of Finance of the Bermuda Government and was mentioned in the 1998 New Year’s Queen’s Honours list as having been appointed to be an Officer of the Most Excellent Order of the British Empire.

     Jean D. Hamilton has served as one of our directors since June 2005. Ms. Hamilton is a Class I director. Ms. Hamilton is an independent consultant/private investor. Previously, she was Executive Vice President of Prudential Financial, Inc., serving as Chief Executive Officer of Prudential Institutional, from November 1998 through November 2002. Ms. Hamilton is a Member of the Brock Capital Group LLC. From 1988 through 1998, she held various positions with Prudential Financial, Inc., including President of the Prudential Diversified Group and President of the Prudential Capital Group. From 1971 to 1988, she held several positions with The First National Bank of Chicago, including Senior Vice President and Head of the Northeastern Corporate Banking Department. She is currently a Trustee of First Eagle Funds and First Eagle Variable Funds.

     William F. Hecht has served as one of our directors since November 2001. Mr. Hecht is a Class III director. Mr. Hecht is Chairman and Chief Executive Officer of PPL Corporation. He also serves as a director of PPL Electric Utilities Corporation and as a manager of PPL Energy Supply, LLC, subsidiaries of PPL Corporation. He was elected President and Chief Operating Officer of PPL Corporation in 1991 and has served in his present position since 1993.

Mr. Hecht is also a director of DENTSPLY International Inc. and the Deputy Chair of the Federal Reserve Bank of Philadelphia.

     Scott E. Pardee has served as one of our directors since February 1997. Mr. Pardee is a Class I director. Mr. Pardee serves as Alan R. Holmes Professor of Monetary Economics at Middlebury College, where he has taught since January 1, 2000. Previously he served as a Senior Lecturer at the MIT Sloan School of Management and Executive Director of the Finance Research Center at the Sloan School from November 1997. Mr. Pardee served as Chairman of Yamaichi International (America), Inc., a financial services company, from 1989 to 1995. Mr. Pardee previously served as Executive Vice President and a member of the Board of Directors of Discount Corporation of New York, a primary dealer in U.S. government securities, and Senior Vice President of the Federal Reserve Bank of New York and Manager of Foreign Operations of the Open Market Committee of the Federal Reserve System.

     Nicholas L. Trivisonno has served as one of our directors since May 2004. Mr. Trivisonno is a Class III director. Mr. Trivisonno was Chairman and Chief Executive Officer of ACNielsen Corporation from January 1996 through March 2001. From September 1995 through November 1996, he was Executive Vice President and Chief Financial Officer of Dun & Bradstreet Corporation. Previously, he had held several positions at GTE Corporation from November 1988 until July 1995, including Group President, Executive Vice President, Strategic Planning, Senior Vice President Finance, and Vice President and Controller. Mr. Trivisonno began his career as a certified public accountant with Arthur Andersen & Co. in 1968, became a partner in 1979 and was appointed a managing partner in 1986.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
MANAGEMENT AND DIRECTORS

     The following table sets forth information as of April 3, 2006 with respect to the beneficial ownership of Common Shares and the applicable voting rights attached to such share ownership in accordance with the Bye-laws by (i) each person known by us to own beneficially 5% or more of the outstanding Common Shares; (ii) each of our directors; (iii) our Chief Executive Officer, an individual who served as our Chief Executive Officer during the fiscal year 2005, but who was not our Chief Executive Officer at the end of the fiscal year 2005, and each of the five remaining most highly compensated executive officers (collectively, the “Named Executive Officers”); and (iv) all of our executive officers and directors as a group. The total Common Shares outstanding as of April 3, 2006 were 71,880,965.

Name and Address of Beneficial Owner (1)	Number of Common Shares (2)	Percentage of Voting Rights

FMR Corp. (3)
82 Devonshire Street
Boston, Massachusetts 02109	7,119,975	9.91%

AXA Financial, Inc. (4)
1290 Avenue of the Americas
New York, New York 10104	6,713,557	9.34%

Barclays Global Investors, NA. (5)
Barclays Global Fund Advisors
Barclays Global Investors, Ltd
Barclays Global Investors Japan Trust and Banking Company Limited
45 Fremont Street
San Francisco, CA 94105	5,766,223	8.02%

James N. Stanard (6)
48 Par-La-Ville Rd., Suite 795
Hamilton, Bermuda HM 11	5,449,113	7.58%

JP Morgan Chase & Co. (7)
270 Park Avenue
New York, NY 10017	5,080,104	7.07%

Ziff Asset Management, L.P (8)
283 Greenwich Avenue
Greenwich, CT 06830	3,773,275	5.25%

Pzena Investment Management, LLC (9)
120 West 45th Street
20th Floor
New York, NY 10036	3,756,400	5.23%

Neill A. Currie (10)	139,857	*
William I. Riker (11)	1,186,379	1.7%
John M. Lummis (12)	620,462	*
John D. Nichols, Jr. (13)	482,681	*
Kevin J. O’Donnell (14)	332,464	*
William J. Ashley (15)	99,082	*

Name and Address of Beneficial Owner (1)	Number of Common Shares (2)	Percentage of Voting Rights

Thomas A. Cooper (16)	84,144	*
Edmund B. Greene (17)	23,508	*
Brian R. Hall (18)	66,723	*
William F. Hecht (19)	23,269	*
Jean D. Hamilton (20)	4,346	*
W. James MacGinnitie (21)	76,292	*
Scott E. Pardee (22)	53,031	*
Nicholas L. Trivisonno (23)	13,723	*
All of our executive officers and directors (17 persons)	3,338,707	4.6%

*Less than 1%

(1) Pursuant to the regulations promulgated by the Securities and Exchange Commission (the “Commission”), shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2) Consists solely of Full Voting Shares. All references in these footnotes to Common Shares are to Full Voting Shares.

(3) According to an amendment to a Statement on Schedule 13G/A filed with the Commission on February 14, 2006 by FMR Corp., Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 7,107,975 Common Shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d (Chairman of FMR Corp.) and FMR Corp., through its control of Fidelity, and the Fidelity funds each has the sole power to dispose of the 7,107,975 Common Shares owned by the Fidelity funds. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by its funds’ Boards of Trustees. According to this Schedule 13G/A, members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. Members of the Johnson family and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. According to this Schedule 13G/A, Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 12,000 Common Shares as a result of its serving as investment manager of the institutional accounts. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 12,000 Common Shares and sole power to vote or to direct the voting of 12,000 Common Shares owned by the institutional accounts. Based on the information provided in this Schedule 13G/A, we do not believe that FMR Corp., Fidelity, Fidelity Management Trust Company, Edward C. Johnson 3d, or any Fidelity fund owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(4) According to a Statement on Schedule 13G, filed with the Commission on February 14, 2006 by AXA Financial, Inc., a parent holding company, filing jointly on behalf of AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA, AXA Financial, Inc. may be deemed to be the beneficial owner of 6,713,557 Common Shares. Based on the information provided in this Schedule 13G, we do not believe that AXA Financial, Inc., or any of the other entities named above, owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(5) According to a Statement on Schedule 13G, filed with the Commission on January 26, 2006, Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, Ltd, and Barclays Global Investors Japan Trust and Banking Company Limited may be deemed to be the beneficial owner, in the aggregate, of 5,766,223 Common Shares. In the Schedule 13G, these entities do not affirm the existence of a group. The Common Shares reported are held by these entities in trust accounts for the economic benefit of the beneficiaries of those accounts. Based on the information provided in this Schedule 13G, we do not believe that any of these entities, taken individually or collectively, owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(6) According to a Statement on Schedule 13G, filed with the Commission on March 9, 2006, James N. Stanard may be deemed to be the beneficial owner of 5,449,113 Common Shares. Mr. Stanard has the sole power to vote or direct the voting of, and the sole power to dispose or direct the disposition of, 5,147,387 Common Shares; and the shared power to vote or direct the voting of, and the shared power to dispose or direct the disposition of, 301,726 Common Shares. According to this Schedule 13G, of the 301,726 Common Shares, 185,256 shares are held by Ardshield Associates LP (a family limited partnership) and 115,900 shares are held by The Stanard Family Foundation. With respect to the shares held by Ardshield Associates LP, Mr. Stanard’s spouse holds 51% of the voting and dispositive power and the remaining 49% is held by two trusts benefiting the children of Mr. Stanard for which Mr. Stanard’s spouse serves as Trustee. With respect to the shares held by The Stanard Family Foundation, Mr. Stanard holds 30% of the voting and dispositive power and the remaining 70% is held by Mr. Stanard’s spouse and two children. Based on the information provided in this Schedule 13G, we do not believe that Mr. Stanard owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(7) According to an amendment to a Statement on Schedule 13G/A filed with the Commission on February 8, 2006, JP Morgan Chase & Co. and its wholly owned subsidiaries Chase Manhattan Bank USA, National Association, JP Morgan Chase Bank, National Association, J.P. Morgan Investment Management Inc., J.P. Morgan Trust Bank Ltd., J.P. Morgan Trust Company, National Association, Bank One Trust Company, National Association and JPMorgan Investment Advisors Inc. (collectively, “JP Morgan”) may be deemed to be the beneficial owner of 5,080,104 Common Shares. JP Morgan has the sole power to vote or to direct the voting of 4,201,414 Common Shares, shared power to vote or direct the voting of 23,440 Common Shares, sole power to dispose or direct the disposition of 5,001,851 Common Shares and shared power to dispose or direct the disposition of 62,426 Common Shares. Based on the information provided in this Schedule 13G/A, we do not believe that JP Morgan owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(8) According to an amendment to a Statement on Schedule 13G/A filed with the Commission on February 13, 2006 by Ziff Asset Management, L.P. (“ZAM”), filing jointly on behalf of PBK Holdings, Inc. (“PBK”), Philip B. Korsant, and ZBI Equities, L.L.C. (“ZBI”), ZAM is the beneficial owner and owner of record of 3,773,275 Common Shares. PBK, Philip B. Korsant, and ZBI may be deemed to beneficially own 3,773,275 Common Shares as a result of their direct or indirect power to vote or dispose of such Common Shares. Based on the information provided in this Schedule 13G/A, we do not believe that ZAM, PBK, Philip B. Korsant, or ZBI owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(9) According to a Statement on Schedule 13G filed with the Commission on February 14, 2006 by Pzena Investment Management, LLC (“Pzena”), Pzena is the beneficial owner of 3,756,400 Common Shares. Pzena has the sole power to vote or to direct the voting of 2,897,175 Common Shares and sole power to dispose of or to direct the disposition of 3,756,400 Common Shares. Based on the information provided in this Schedule 13G, we do not believe that Pzena owns an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(10) Includes 131,857 restricted Full Voting Shares which have not vested (“Restricted Shares”). Mr. Currie also holds options to acquire 300,000 Common Shares granted under the 2004 Stock Incentive Plan, and options to acquire 439,452 Common Shares granted under the 2001 Stock Incentive Plan, which are all unvested (and thus not reflected in Mr. Currie’s beneficial ownership) and are currently out of the money.

(11) Includes 545,968 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and 8,438 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 201,767 Restricted Shares which have not vested and 75,327 shares held by a limited partnership for the benefit of Mr. Riker’s family, 24,241 shares held in a family trust for the benefit of Mr. Riker’s family and 4,668 shares held by Mr. Riker’s spouse. Mr. Riker also holds options to acquire 700,000 Common Shares granted under the 2004 Stock Incentive Plan, which are unvested (and thus not reflected in Mr. Riker’s beneficial ownership) and are currently out of the money.

(12) Includes 488,207 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and 8,438 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 13,039 Restricted Shares which have not vested and 42,470 shares held by a limited partnership for the benefit of Mr. Lummis’ family. Mr. Lummis also holds options to acquire 700,000 Common Shares granted under the 2004 Stock Incentive Plan, which are unvested (and thus not reflected in Mr. Lummis’ beneficial ownership) and are currently out of the money.

(13) Includes 351,802 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and 6,310 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 9,643 Restricted Shares which have not vested and 99,539 shares held by a limited partnership for the benefit of Mr. Nichols’s family. Mr. Nichols also holds options to acquire 350,000 Common Shares granted under the 2004 Stock Incentive Plan, which are unvested (and thus not reflected in Mr. Nichols’ beneficial ownership) and are currently out of the money.

(14) Includes 188,769 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and 4,677 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 44,905 Restricted Shares which have not vested, 48,324 shares held by a limited partnership for the benefit of Mr. O’Donnell’s family, 162 shares held in a family trust for the benefit of Mr. O’Donnell’s family and 5,088 shares held by Mr. O’Donnell’s spouse. Mr. O’Donnell also holds options to acquire 250,000 Common Shares granted under the 2004 Stock Incentive Plan, which are unvested (and thus not reflected in Mr. O’Donnell’s beneficial ownership) and are currently out of the money.

(15) Includes 56,084 Common Shares issuable upon the exercise of options under the Stock Incentive Plans that are vested and presently exercisable and 2,825 Common Shares issuable upon the exercise of options which vest within 60 days. Also includes 25,357 Restricted Shares which have not vested. Mr. Ashley also holds options to acquire 82,000 Common Shares granted under the 2004 Stock Incentive Plan, which are unvested (and thus not reflected in Mr. Ashley’s beneficial ownership) and are currently out of the money.

(16) Includes 5,007 Common Shares granted in payment of directors’ fees under the RenaissanceRe Holdings Ltd. Amended and Restated Non-Employee Director Stock Plan, as amended (the “Directors Stock Plan”), which have not vested, 37,500 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(17) Includes 5,007 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested and 12,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(18) Includes 5,007 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested, and 54,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(19) Includes 4,377 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested and 16,201 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(20) Includes 4,346 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested.

(21) Includes 9,491 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested, and 54,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(22) Includes 5,007 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested, and 36,000 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and no Common Shares issuable upon the exercise of options which vest within 60 days.

(23) Includes 3,644 Common Shares granted in payment of directors’ fees under the Directors Stock Plan which have not vested, and 2,189 Common Shares issuable upon the exercise of options under the Directors Stock Plan that are vested and presently exercisable and 2,189 Common Shares issuable upon the exercise of options which vest within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Housing and Lease Arrangements

     In September 1998, we entered into a twenty-one year lease (the “Bellevue Lease”), which, as described below, has since been terminated, with respect to a house in Paget Parish, Bermuda, previously occupied by William I. Riker and currently occupied by James N. Stanard, our former Chairman and Chief Executive Officer. The property subject to the Bellevue Lease was purchased in 1998 by the Bellevue Trust (the “Trust”). Mr. Riker is a Trustee of the Trust, and holds no direct economic interest therein. Mr. Riker held an indirect economic interest through a personal loan provided to the Trust. Mr. Stanard did not have a direct or indirect economic interest in the Trust at the time of the execution of the Bellevue Lease. Upon entering into the Bellevue Lease, we prepaid an aggregate amount of $2,063,874 to the Trust, representing the present value of all of the twenty-one year lease payments under the Bellevue Lease. Pursuant to the terms of an agreement between Mr. Stanard and the Trust, Mr. Stanard purchased the property from the Trust on November 14, 2005. RenaissanceRe and the Trust agreed to a consensual termination of the Bellevue Lease in connection with the sale and purchase of the property. Due to the early termination of the Bellevue Lease, we received a rebate in the amount of $1,359,589 which represents the portion of the Bellevue Lease paid in advance, in consideration for which RenaissanceRe will no longer be entitled to possession of the property during the remainder of the original term of the lease. The purchase price paid by Mr. Stanard to the Trust was determined in principal part on the basis of an appraisal prepared by an independent third party which concluded that the transaction represented commercially reasonable terms.

     RenaissanceRe provides housing reimbursement with respect to the Bermuda residence of each other Named Executive Officer, which housing expense is included in the compensation paid to each such Named Executive Officer. See “Executive Officer and Director Compensation-Executive Compensation.” RenaissanceRe is the lessee on the Bermuda residences of each of Messrs. Currie, Lummis and Nichols.

Registration Statements on Form S-8

     We have filed Registration Statements on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), registering for sale an aggregate of 15,787,500 Full Voting Shares under our Stock Incentive Plans and the Directors Stock Plan, including the 6,000,000 shares issuable under the 2004 Stock Incentive Plan, of which 826,000 remain unissued. Registered shares remaining eligible for issuance under the 2001 Stock Incentive Plan as of December 31, 2005 were 4,111,416.

Charitable Donations

     We provide support to various charitable organizations in the Bermuda community that meet certain guidelines, including organizations which support insurance industry education and training; crime prevention; and substance abuse prevention, education and assistance. As part of our efforts, we match donations made by our officers and other employees to enumerated Bermuda charities at a ratio of 4:1 up to a maximum matching contribution for each employee of $10,000 per year. We make direct charitable contributions, in addition to the employee matching program, as well. Certain of our officers and directors, and spouses of certain of these persons, have served as officers, directors or trustees of some of these organizations; however, we did not contribute more than $60,000 to any one charity in the 2005 fiscal year for which any of these individuals served as an officer, director or trustee.

Co-investments

     Certain officers of RenaissanceRe have made investments in investment funds in which RenaissanceRe also invests. None of these officers receives any compensation in connection with such investments or exercises any management discretion over any such investment fund.

Legal Fees and Expenses

     Pursuant to the indemnification provisions of our Bye-laws, as well as the indemnification provisions of the employment agreements of certain of our current and former officers, we have paid the legal fees and expenses of certain of our current and former officers during the fiscal year ended December 31, 2005 that have been incurred by such individuals in connection with the investigations by the Commission and other governmental authorities relating to our business practice review and to our determination to restate RenaissanceRe’s financial statements for the fiscal years ended December 31, 2003, 2002 and 2001 (the “Investigations”), and related class action lawsuits. We paid an aggregate of $3,466,889 of such legal fees and expenses to current and former officers during the fiscal year ended December 31, 2005. As a condition to the payment by us of such legal fees and expenses, each officer receiving such advances has signed a letter stating that it is his good faith belief that the conduct for which he is seeking indemnification pursuant to his employment agreement does not constitute the sort of behavior that would preclude his indemnification thereunder, and that he undertakes to repay to us any amounts advanced to him if it is ultimately determined that he is not entitled to be indemnified by us. We expect to continue to advance such legal fees and expenses so long as it is required by our Bye-laws and our employment agreements with our current and former officers. We do not believe we can reasonably estimate the amount of expenses that may ultimately be advanced in 2006 to such former and current officers, individually or in the aggregate.

Currie Consulting Agreement

     Prior to his rejoining RenaissanceRe in 2005 as an employee, in 2004 we retained Mr. Currie as a consultant to review and provide recommendations regarding our marketing procedures, communications and branding efforts. Pursuant to his consulting contract, we paid Mr. Currie $57,966 and $61,986 in 2005 and 2004, respectively.

Travel and Aircraft Use

     For reasons including logistical issues related to the location of RenaissanceRe’s headquarters in Bermuda, as well as for business-related safety and security reasons, we lease access to corporate aircraft for the use of our executive officers. Compensation disclosure in this Proxy Statement for our Named Executive Officers includes amounts with respect to the personal use of such aircraft by those executives, representing the aggregate incremental cost of such use to RenaissanceRe based on the variable operating costs to the company, including fuel costs, mileage, trip-related maintenance, landing/ramp fees and other miscellaneous variable costs. The methodology excludes fixed costs such as pilots’ and other employees’ salaries, leasing costs of the aircraft and non-trip-related hangar and maintenance expenses which would have been incurred regardless of whether there was any personal use of the aircraft. Mr. Currie’s use of the corporate aircraft, for both business and personal matters, is made available pursuant to the terms of his amended and restated employment agreement and such policies as the Compensation/Governance Committee may establish from time to time. The Compensation/Governance Committee establishes policies for aircraft usage for our other executive officers. Currently, our policy is to provide 25 hours per year for personal use by the other executive officers, and unused time may be accumulated forward up to one year. In exceptional circumstances, the Chief Executive Officer may authorize additional personal use of the corporate aircraft. Generally, spousal travel in connection with a business trip of an executive officer or director is permitted, with spousal travel added to the executive officer’s reported U.S. federal income based on the standard industry fare level valuation method. We also reimburse the airfare on commercial flights for certain personal trips to the United States by our expatriate executive officers, generally, up to four trips per year for each family member.

BOARD OF DIRECTORS; BOARD COMMITTEES

Board of Directors Meetings; Board Committee Meetings

Overview

     During 2005, the Board met 8 times, the Audit Committee met 5 times, the Compensation/Governance Committee met 6 times, the Investment and Risk Management Committee met 4 times, the Transaction Committee did not meet, and the Offerings Committee did not meet. During 2005, each of our directors attended more than 80% of all the meetings of the Board and any Committee on which they served, other than Mr. Riker, who was on a medical leave of absence for a portion of the year. In addition, the Audit Committee conducted four informational calls in connection with the review of our quarterly earnings releases, and the Independent Directors (as defined below) conducted numerous informational calls relating to our business practice review, the Investigations and related matters. The Company does not pay directors’ fees in respect of informational calls.

     Our non-management directors meet separately from the other directors in an executive session each quarter. In 2005, the chairman of our Compensation/Governance Committee, Mr. Hecht, served as the chair of these executive sessions until the appointment of Mr. MacGinnitie as non-executive Chairman of the Board in November 2005. Mr. MacGinnitie now chairs these sessions.

     The Compensation/Governance Committee has conducted a review of the independence of each of our current directors, considering, among other things, transactions and relationships between each director or any member of their immediate family and RenaissanceRe or its subsidiaries and affiliates and relationships between directors or their affiliates and members of RenaissanceRe’s senior management or their affiliates. As a result of this review, the Board affirmatively determined that Ms. Hamilton and each of Messrs. Cooper, Greene, Hall, Hecht, MacGinnitie, Pardee and Trivisonno are “independent” directors for purposes of compliance with the NYSE listing standards and Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002 (“Independent Directors”). Messrs. Currie and Riker are not considered Independent Directors because of their employment as executive officers of RenaissanceRe.

     Currently RenaissanceRe does not maintain a formal policy regarding director attendance at the Annual Meeting which, to date, has always been held in Bermuda. At our 2005 Annual Meeting, other than the Chairman of the Board of Directors, no directors were in attendance.

     In 2005, management, with the assistance of outside counsel, reviewed and evaluated the charters of the Audit Committee, Compensation/Governance Committee and the Investment and Risk Management Committee, as well as the Corporate Governance Guidelines of RenaissanceRe. In connection with this review, management recommended certain changes to these charters and to the Corporate Governance Guidelines. These changes were approved by the Compensation/Governance Committee and subsequently ratified by the full Board of Directors.

Audit Committee

     The Audit Committee of the Board presently consists of Messrs. Greene, Hall and Trivisonno. The Board has determined that all members of the Audit Committee meet the independence standards of the Commission and the NYSE. The Board has determined that each of Messrs. Greene, Hall and Trivisonno is an audit committee “financial expert” for the purposes of the Commission’s standards. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our external independent auditors’ qualifications and independence; and (iv) the performance of our internal audit function and external independent auditors.

     The Audit Committee reviews and discusses our annual and quarterly financial statements, earnings press releases and other financial information and earnings guidance provided to analysts and rating agencies with both management and the independent auditors. The Audit Committee also reviews the effect of regulatory and accounting initiatives on our financial statements with management, the internal auditor and the external independent auditors.

     In addition, the Audit Committee provides an avenue for communication between our external independent auditors, financial management and the Board. The Audit Committee has the sole authority to appoint, compensate, retain and conduct oversight of the work of our external independent auditors, and to approve any significant proposed non-audit work to be conducted by these auditors. The Audit Committee is required to obtain, at least annually, a report from the external independent auditors describing the auditors’ quality control procedures, issues arising from such procedures, the resolution of these issues and any relationships between the auditors and us.

     The Audit Committee has adopted a written charter, which is reviewed and reassessed annually. The Audit Committee charter is attached hereto as Appendix A and is available on our website at www.renre.com.

Compensation/Governance Committee

     The Compensation/Governance Committee of the Board presently consists of Ms. Hamilton and Messrs. Cooper and Hecht. The Compensation/Governance Committee has responsibility for senior officer and director compensation, corporate governance matters, and the nomination and evaluation of directors. It has the authority to establish compensation policies and programs, to administer all employee and Board stock-based compensation plans, and to approve stock options (“Options”), Restricted Share, performance share and similar stock-based grants under our stock incentive and bonus plans and programs. The Board has determined that all members of the Compensation/Governance Committee meet the independence standards of the Commission and the NYSE.

     In connection with its responsibility to consider the effectiveness and composition of the Board, and to nominate candidates for election by our shareholders, the Compensation/Governance Committee will consider nominees to the Board recommended by not less than twenty shareholders holding in the aggregate not less than 10% of RenaissanceRe’s outstanding paid-up share capital. Any such recommendation must be sent to the Secretary of RenaissanceRe not less than 60 days prior to the scheduled date of the Annual Meeting and must set forth for each nominee: (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class or series and number of shares of capital stock of RenaissanceRe which are owned beneficially or of record by the nominee; and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder (“Proxy Filings”). The written notice must also include the following information with regard to the shareholder giving the notice: (1) the name and record address of such shareholder; (2) the class or series and number of shares of capital stock of RenaissanceRe which are owned beneficially or of record by such shareholder; (3) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person (including his or her name and address) pursuant to which the nomination(s) are to be made by such shareholder; (4) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such shareholder that would be required to be disclosed in a Proxy Filing. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. The Compensation/Governance Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     Assuming that the shareholder suggesting a nomination follows the procedure outlined above, the Compensation/Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members or by other persons. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Compensation/Governance Committee would expect to apply the same criteria which it applies to its own nominations. These criteria typically include the candidate’s integrity, business acumen, leadership qualities, experience in the reinsurance, insurance and risk-bearing industries and other industries that RenaissanceRe may participate in, and potential conflicts of interest. The Compensation/Governance Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

     The Compensation/Governance Committee has adopted a written charter, which is reviewed and reassessed annually. The Compensation/Governance Committee charter is available on our website at www.renre.com.

Investment and Risk Management Committee

     The Investment and Risk Management Committee of the Board presently consists of Ms. Hamilton and Messrs. Cooper, Pardee and Riker. The duties and responsibilities of the Investment and Risk Management Committee, as outlined in its Charter, are to advise the Board on all of RenaissanceRe’s investment and certain risk management-related matters. Among other things, the Committee oversees (i) the development and maintenance of, and compliance with, appropriate investment guidelines and objectives; (ii) the strategic asset allocations of our investment portfolio; and (iii) our corporate risk management, including the financial risk associated with the insurance and reinsurance we write.

     The Investment and Risk Management Committee has adopted a written charter, which is reviewed and reassessed annually.

Transaction Committee

     The Transaction Committee of the Board presently consists of Messrs. Cooper, MacGinnitie and Currie and has the authority of the Board to consider and approve, on behalf of the full Board, certain strategic investments and other possible transactions. The Transaction Committee meets only on an as-needed basis.

Offerings Committee

     The Offerings Committee of the Board presently consists of Messrs. Currie, MacGinnitie and Riker and has the authority of the Board to consider and approve, on behalf of the full Board, transactions pursuant to RenaissanceRe’s shelf registration program, including setting the terms, amount and price of any such offering. The Offerings Committee meets only on an as-needed basis.

Role of the Non-Executive Chairman

     In November 2005, Mr. MacGinnitie commenced serving as non-executive Chairman of the Board of Directors. In his capacity as Chairman, Mr. MacGinnitie does not serve as a per se member of any regularly meeting standing committee of the Board, but rather attends at each regularly scheduled meeting of the Board, and such meetings and other functions of the committees on an ex officio basis as the facts and circumstances warrant. As noted, Mr. MacGinnitie serves as a member of the Transaction and Offerings Committees of the Board, which meet on an as-needed basis.

Section 16(a) Beneficial Ownership Reporting Compliance

     Under the Exchange Act, our directors and executive officers, and any persons holding more than 10% of the outstanding Common Shares, are required to report their initial ownership of Common Shares and any subsequent changes in that ownership to the Commission. Specific filing dates for these reports have been established by the Commission, and we are required to disclose in this Proxy Statement any failure by such persons to file these reports in a timely manner during the 2005 fiscal year. Based upon our review of copies of such reports furnished to us, we believe that during the 2005 fiscal year our executive officers and directors and the holders of more than 10% of the outstanding Common Shares complied with all reporting requirements of Section 16(a) under the Exchange Act.

Corporate Governance Guidelines and Code of Ethics

     The Corporate Governance Guidelines and the Code of Ethics of RenaissanceRe are available on our website at www.renre.com.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

     The Audit Committee oversees RenaissanceRe’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young, our independent auditors, for the purpose of preparing or issuing an audit report. In fulfilling its oversight responsibilities, the Audit Committee reviewed (i) management’s assessment of the effectiveness of RenaissanceRe’s internal control over financial reporting and Ernst & Young’s evaluation of RenaissanceRe’s internal control over financial reporting and (ii) the audited financial statements in RenaissanceRe’s Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Audit Committee reviewed and discussed with Ernst & Young, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the matters that are required to be discussed by Statement on Auditing Standards No. 61, including their judgments as to the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments, all critical accounting policies and practices to be used, material alternative accounting treatments within generally accepted accounting principles discussed with management, and other material written communications between Ernst & Young and management. In addition, the Audit Committee has discussed with Ernst & Young their independence from both management and RenaissanceRe and has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1.

     The Audit Committee discussed with Ernst & Young the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of RenaissanceRe’s internal controls, and the overall quality of our financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Commission. The Audit Committee, pursuant to its pre-approval policies and procedures, and the Board have also recommended, subject to shareholder approval, the selection of RenaissanceRe’s independent auditors for the 2006 fiscal year.

Nicholas L. Trivisonno, Chair Brian R. Hall Edmund B. Greene

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation/Governance Committee Report on Executive Compensation

     Executive Compensation Policy. Our compensation policy for all of our executive officers is formulated and administered by the Compensation/Governance Committee of the Board. The principal components of our compensation policy include salary, annual bonus, and long-term incentives, consisting of Options and Restricted Shares. The Compensation/Governance Committee administers the RenaissanceRe Holdings Ltd. 2004 Stock Option Incentive Plan (the “2004 Stock Incentive Plan”) and the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan (the “2001 Stock Incentive Plan”), under which plans the Compensation/Governance Committee periodically grants Options and Restricted Shares to executive officers and other employees. The Compensation/Governance Committee also administers the Second Amended and Restated 1993 Stock Incentive Plan of RenaissanceRe Holdings Ltd. (the “1993 Stock Incentive Plan” and, together with the 2004 Stock Incentive Plan and the 2001 Stock Incentive Plan, the “Stock Incentive Plans”). All Options and Restricted Shares available for issuance under the 1993 Stock Incentive Plan have been issued as of the date hereof. Exercise prices and vesting terms of Options granted under the Stock Incentive Plans are in the sole discretion of the Compensation/Governance Committee, provided that (i) the initial exercise price of each option under the 2004 Stock Incentive Plan may not be less than 150% of the fair market value of the Full Voting Shares subject to option on the date of grant and (ii) options under the 2004 Stock Incentive Plan will not vest prior to the fourth anniversary of the date of grant, subject to acceleration upon a change in control of RenaissanceRe or otherwise at the discretion of the Compensation/Governance Committee. The Compensation/Governance Committee believes our Stock Incentive Plans create strong incentives for our key employees to generate significant increases in the value of our Common Shares.

     The primary goals of our compensation policy are to continue to attract and retain talented executives to RenaissanceRe, including at our Bermuda headquarters, to reward results (i.e., contribution to shareholder value, financial performance and accomplishment of agreed-upon projects) and to encourage teamwork. In addition, the Compensation/Governance Committee believes that the total compensation awarded should include a substantial component of equity-based incentives to link the interests of our executives closely with the interests of our shareholders. In determining the level of executive compensation, the Compensation/Governance Committee evaluates whether the compensation awarded to an executive is competitive with compensation awarded to executives holding similar positions among a group of peer companies, combined with an evaluation of the executive’s performance. Most of our executives’ pay is at risk in the form of variable compensation. Thus, salaries are generally targeted at or below the market median, while annual and long-term incentives are generally targeted between the market median and 75th percentile. Actual compensation may vary above or below targeted levels, depending upon company and individual performance.

     We have entered into employment agreements with each of our senior executive officers, all other officers of RenaissanceRe and certain other professional employees. These employment agreements contain certain non-compete and confidentiality obligations for such officers. In addition, in light of the significant contribution of the officers to our success and the enhancement of shareholder value, the contracts also seek to ensure the continued retention of these key employees into the future, and to incentivize these employees and further align their interests with those of the shareholders by including a substantial component of equity-based incentives. The Compensation/Governance Committee reviews and approves the base salary component and cost of living allowances awarded to such executives under their respective employment agreements. The Compensation/Governance Committee may also award discretionary annual cash bonuses.

     The Compensation/Governance Committee may also grant Options and/or Restricted Shares to our executive officers. Generally, Options under the 2001 Stock Incentive Plan are granted at an exercise price equal to the average closing market price of the Full Voting Shares five trading days prior to the date of the grant. Options under the 2004 Stock Incentive Plan are exclusively “premium” options and are required to be granted at an exercise price equal to at least 150% of the fair market value of the Full Voting Shares on the date of grant.

     The quantum of grants of Restricted Shares and Options is currently determined as follows: in the case of Restricted Shares, by dividing, as of the grant date, the approved grant value by the five-day trailing average closing market price of the Full Voting Shares; and in the case of Options, by dividing as of the grant date the approved grant value by the same five-day trailing average closing market price, multiplied by a conversion rate equal to 30%. In both cases, potential factors including discounts for illiquidity and forfeiture (vesting) risk are not taken into account.

     The Compensation/Governance Committee believes that our executives’ beneficial ownership positions in RenaissanceRe, as a result of their respective personal investments and the Options and Restricted Shares granted to them, cause their interests to be well aligned with those of RenaissanceRe and of our shareholders. The Compensation/Governance Committee retains the discretion to make grants as it deems necessary or appropriate, and may periodically reevaluate RenaissanceRe’s approach to equity compensation in order to ensure that key executives are properly incentivized to maximize shareholder value over the long term. As such, additional adjustments may be made to such compensation during 2006. Currently, approximately 4,111,416 Full Voting Shares and 826,000 Full Voting Shares remain available for grants under the 2001 Stock Incentive Plan and the 2004 Stock Incentive Plan, respectively.

     Compensation for 2005. In connection with the special grants of “premium” stock options under the 2004 Stock Incentive Plan, the Compensation/Governance Committee previously approved reductions in the annual salary and bonus compensation and annual long-term compensation awards for certain of our Named Executive Officers, which have been reduced from September 2004 to the present. As part of this reduction, for the 2005 fiscal year, as set forth in the “Summary Compensation Table,” Messrs. Riker, Lummis, Nichols and O’Donnell received no grants of Options or Restricted Shares; Mr. Riker received no salary and Mr. Nichols received a reduced salary of $100,000; Messrs. Riker and Nichols received no bonus compensation; and Messrs. O’Donnell and Ashley received reduced bonus compensation. Bonuses awarded to Messrs. O’Donnell and Ashley were also reduced below “target” levels because RenaissanceRe’s operating performance was below the stated goals, principally as a result of the significant 2005 windstorms. In light of the compensation forfeited in connection with the “premium” stock options and the enhanced roles that certain executive officers have assumed, the Compensation/Governance Committee intends to consider adjustments to the compensation of our executive officers in future periods, including during 2006. The 2005 cash compensation and cash bonus paid to Mr. Lummis in respect of 2005 were determined by the terms of his employment agreement.

     Chief Executive Officer’s Compensation. The compensation of Neill A. Currie, our Chief Executive Officer, has been determined, and will be reviewed from time to time, by the Compensation/Governance Committee in accordance with the compensation principles and plans described in this report. Mr. Currie’s compensation for 2006 is governed by the terms of Mr. Currie’s amended and restated employment agreement, which was approved by the Compensation/Governance Committee in February 2006. For 2005, in determining the discretionary portion of Mr. Currie’s compensation, the Compensation/Governance Committee evaluated Mr. Currie’s contributions toward creation and enhancement of shareholder value, including the achievement of agreed-upon objectives. The Compensation/Governance Committee also considered subjective factors, such as Mr. Currie’s dedication and leadership abilities, as well as objective factors, such as his impact on our financial and operating performance.

     Upon the appointment of Mr. Currie as Chief Executive Officer in November 2005, the Compensation/Governance Committee engaged Mercer Human Resource Consulting (“Mercer”), an independent executive compensation consultant, to provide competitive compensation information for the position of Chief Executive Officer. Mercer provided compensation information for the chief executive officers of a group of peer companies generally similar in size to RenaissanceRe and in related businesses. The Compensation/Governance Committee determined that compensation for the Chief Executive Officer position should target the 75th percentile of the peer companies.

     In determining Mr. Currie’s 2006 compensation under his amended and restated employment agreement, the Compensation/Governance Committee considered factors including (i) the compensation principles described above, (ii) the information provided by Mercer regarding the compensation provided to chief executive officers of the peer group companies, (iii) Mr. Currie’s strong performance since his appointment as Chief Executive Officer, which has been achieved in a period in which RenaissanceRe in particular, and the insurance and reinsurance industry in general, experienced many challenges, including the ongoing governmental investigations into RenaissanceRe and the industry, and the significant industry losses from several natural disasters during 2004 and 2005, and (iv) the Committee’s wish to present a competitive pay package containing a substantial component of performance-based compensation in the form of equity awards that would strengthen the alignment between Mr. Currie’s interests and those of RenaissanceRe’s shareholders. The Compensation/Governance Committee believes that our continuing development, our strong financial position, our execution of our capital plan following the 2005 storms, our success in retaining and motivating our key employees, the articulation of our strategic vision and our current market position were significantly impacted by Mr. Currie’s leadership, and the efforts of his management team. In recognition of Mr. Currie’s contribution to RenaissanceRe, the Compensation/Governance Committee entered into the amended and restated employment agreement, believing it to be in the best interests of RenaissanceRe and our shareholders to retain and incentivize Mr. Currie to ensure that his contribution to RenaissanceRe and our shareholders would continue. In this regard, it was noted that Mr. Currie’s target compensation under his amended and restated employment agreement would trail the 75th percentile of the peer companies during the four-year term of the agreement by approximately $10,000,000. In light of this and the Compensation/Governance Committee’s desire that Mr. Currie hold a substantial equity position in RenaissanceRe, and the fact that Mr. Currie had not received an incentive award when he assumed the role of Chief Executive Officer in November 2005, the Compensation/Governance Committee determined to provide to Mr. Currie a special equity grant valued at $9,000,000, consisting of 50% Restricted Shares and 50% Options under the 2001 Stock Incentive Plan, vesting in each case ratably over four years, with such special grant to be made to Mr. Currie on March 21, 2006 concurrently with the annual grants to the eligible and participating employees under RenaissanceRe’s Stock Incentive Plans. The Compensation/Governance Committee believes that the performance-based compensation elements of Mr. Currie’s overall compensation, together with his ownership position in RenaissanceRe, cause his interests to be well aligned with the long-term interests of RenaissanceRe and our shareholders.

     The Compensation/Governance Committee regularly reviews RenaissanceRe’s compensation programs for its executive officers and other employees and anticipates that additional adjustments may be made to such compensation during 2006.

     RenaissanceRe is not a United States taxpayer; therefore, Section 162(m) of the Code (which generally disallows a tax deduction to public companies for annual compensation over $1 million paid to the chief executive officer or any of the four other most highly compensated executive officers) does not apply to RenaissanceRe’s compensation payments.

     In 2005, the Compensation/Governance Committee utilized the services of Spencer Stuart, an executive search firm, to help facilitate the identification, screening and interview process of director candidates. As noted above, in 2005 the Compensation/Governance Committee also utilized Mercer to assist with analyses of the competitiveness of our compensation programs for all of our employees, officers and non-employee directors, including pay levels and practices, and to develop recommendations for compensation program design.

William F. Hecht, Chair Jean D. Hamilton Thomas A. Cooper

Performance Graph

     The following graph compares cumulative return on our Common Shares including reinvestment of dividends on our Common Shares to such return for the Standard & Poor’s (“S&P”) 500 Composite Stock Price Index and S&P’s Property-Casualty Industry Group Stock Price Index, for the five-year period commencing January 1, 2001 and ending on December 31, 2005, assuming $100 was invested on January 1, 2001. Each measurement point on the graph below represents the cumulative shareholder return as measured by the last sale price at the end of each calendar year during the period from January 1, 2001 through December 31, 2005. As depicted in the graph below, during this period, the cumulative total return (loss) (1) on our Common Shares was 83.4%, (2) for the S&P 500 Composite Stock Price Index was 2.7% and (3) for the S&P Property-Casualty Industry Group Stock Price Index was 31.5%.

Comparison of Five Year Cumulative Total Return
$250.00
$200.00
$150.00
$100.00
$50.00
$0.00
2000
2001
2002
2003
2004
2005
RNR
S&P 500
S&P P/C

	RNR	S&P 500	S&P P/C
12/31/2000	$100.00	$100.00	$100.00
12/31/2001	$124.38	$88.12	$91.95
12/31/2002	$157.27	$68.66	$81.81
12/31/2003	$197.50	$88.34	$103.41
12/31/2004	$212.83	$97.94	$114.21
12/31/2005	$183.42	$102.74	$131.46

Executive Compensation

     The following Summary Compensation Table sets forth information concerning the compensation for services paid to the Named Executive Officers with respect to the years ended December 31, 2005, 2004 and 2003.

Summary Compensation Table*

		Annual Compensation					Long-term Compensation

Name and Principal Position	Year	Salary		Bonus (1)		Other Annual Compensation (2)	Restricted Stock Awards (3)	Securities Underlying Options/SARs (4)		LTIP Payments (5)	AllOther Compensation (6)

Neill A. Currie (7)
Chief Executive	2005	$99,231		$1,012,500		$299,842	$0	300,000		$0	$23,954
Officer	2004	N/A		N/A		N/A	N/A	N/A		N/A	N/A
	2003	N/A		N/A		N/A	N/A	N/A		N/A	N/A

William I. Riker
President	2005	$0	(8)	$0	(8)	$279,232	$0	0	(8)	$44,423	$24,572
	2004	238,117	(8)	0	(8)	184,375	4,207,304	830,000	(8)	176,206	18,000
	2003	335,264		702,000		232,058	6,365,879	33,752		200,466	24,000

John M. Lummis
Executive Vice	2005	$313,069		$1,700,000		$253,760	$0	0		$30,707	$26,600
President, Chief	2004	301,028		1,700,000		278,474	478,004	781,000		121,801	25,000
Operating Officer &	2003	271,964		702,000		248,453	459,979	33,752		138,572	24,000
Chief Financial
Officer

John D. Nichols, Jr.
Executive Vice	2005	$100,000	(8)	$0	(8)	$310,013	$0	0	(8)	$30,707	$26,600
President of	2004	209,975	(8)	0	(8)	193,587	357,763	425,000	(8)	87,155	25,000
RenaissanceRe and	2003	248,708		494,208		138,884	343,996	25,240		98,167	24,000
President of
RenaissanceRe
Ventures Ltd.

Kevin J. O’Donnell
Senior Vice President	2005	$247,961		$356,400		$283,228	$0	0		$20,164	$26,600
of RenaissanceRe and	2004	238,424		220,646		179,745	265,188	295,000		79,983	25,000
President of	2003	211,275		358,020		175,394	254,999	36,351		90,995	24,000
Renaissance
Reinsurance Ltd.

William J. Ashley
Senior Vice President	2005	$235,664		$258,210		$213,313	$416,287	39,689		$13,839	$30,600
of RenaissanceRe	2004	226,600		270,844		203,318	160,153	97,747		9,414	25,000
and President and	2003	211,667		293,436		214,306	154,008	11,299		9,414	24,000
CEO of Glencoe
Group Holdings Ltd.

James N. Stanard(9)
Former Chairman and	2005	$0	(10)	$0	(10)	$713,104	$0	0	(10)	$0	$0
Chief Executive	2004	190,158	(10)	0	(10)	589,196	0	3,053,000	(10)	0	12,000
Officer	2003	484,380		0		727,358	740,009	54,296		0	24,000

* Beginning with the 2004 fiscal year, salary, bonus or other equity compensation was replaced or reduced for certain of our current Named Executive Officers and certain of our former officers in light of the special grant of “premium” stock options under the 2004 Stock Incentive Plan. The Compensation/Governance Committee regularly reviews compensation of our executive officers and other employees and anticipates that additional adjustments may be made to such compensation during the 2006 fiscal year.

(1) The Bonus amounts reflect those amounts paid by RenaissanceRe to its Named Executive Officers in 2004, 2005 and 2006, respectively, for services rendered in 2003, 2004 and 2005, respectively.

(2) The 2005 amounts include housing expense reimbursements in the amount of $52,000, $20,000, $180,000, $190,512, $140,800, $180,000 and $157,500 for Messrs. Currie, Riker, Lummis, Nichols, O’Donnell, Ashley and Stanard, respectively, reimbursement of travel expenses of $246,217, $134,398, $32,175, $80,591, $67,467, $945 and $488,149 for Messrs. Currie, Riker, Lummis, Nichols, O’Donnell, Ashley and Stanard, respectively and reimbursement of taxable expenses for United States taxpayers of $102,675, $35,485, $15,860, $19,056, $5,698 and $56,498 for Messrs. Riker, Lummis, Nichols, O’Donnell, Ashley and Stanard, respectively, in accordance with the Company’s policy providing reimbursement for taxable expenses (other than housing expenses) to employees that are United States taxpayers. The amount for Mr. Riker includes reimbursement for housing expenses as required under his employment agreement. The 2004 amounts include housing expense reimbursements in the amount of $120,000, $180,000, $152,256, $130,800, $180,000 and $180,000 for Messrs. Riker, Lummis, Nichols, O’Donnell, Ashley and Stanard, respectively, reimbursement of travel expenses of $38,463, $47,066, $13,696, $14,416, $672 and $484,404 for Messrs. Riker, Lummis, Nichols, O’Donnell, Ashley and Stanard, respectively and reimbursement of taxable expenses for United States taxpayers of $21,906, $17,332, $15,214, $18,793, $12,736 and $65,392 for Messrs. Riker, Lummis, Nichols, O’Donnell, Ashley and Stanard, respectively. The 2003 amounts include housing expense reimbursements in the amount of $134,000, $180,000, $98,000, $128,000, $180,000 and $180,000 for Messrs. Riker, Lummis, Nichols, O’Donnell, Ashley and Stanard, respectively, reimbursement of travel expenses of $27,396, $22,464, $10,635, $21,527, $6,767 and $402,465 for Messrs. Riker, Lummis, Nichols, O’Donnell, Ashley and Stanard respectively and reimbursement of taxable expenses for United States taxpayers of $44,979, $30,808, $21,664, $24,493, $10,654 and $60,489 for Messrs. Riker, Lummis, Nichols, O’Donnell, Ashley and Stanard, respectively. Travel expenses include personal use of corporate aircraft which we lease for the use of our executive officers. See “Certain Relationships and Related Transactions – Travel and Aircraft Use.”

(3) Amounts shown for Mr. Ashley include restricted stock granted as part of the annual bonus awarded on March 21, 2005 for the 2004 performance year and paid in 1,696 Restricted Shares which vest ratably over four years. In addition, during 2005, Mr. Ashley was granted 8,878 Restricted Shares which vest ratably over four years. Amounts shown for Messrs. Riker, Lummis, Nichols, and O’Donnell include restricted stock granted as part of the annual bonus awarded on March 3, 2004 for the 2003 performance year and paid in 9,036, 9,036, 6,763, and 5,013 Restricted Shares, respectively, which vest ratably over four years. Amounts shown for Messrs. Riker, Lummis, Nichols, O’Donnell, and Stanard include restricted stock granted as part of the annual bonus awarded on May 16, 2003 for the 2002 performance year and paid in 10,125, 10,125, 7,572, 5,613, and 16,289 Restricted Shares, respectively, which vest ratably over four years. For all awards, the shares were valued at the closing price on the date of the awards. Dividends are paid on all restricted stock at the same rate payable to all common shareholders and thus are not reflected in the amounts reported. Aggregate holdings of Restricted Shares as of December 31, 2005 are as follows:

Name	Number of Restricted Shares	Total Value ($) of Restricted Shares	Dividends Paid on Restricted Shares in 2005	Value of Shares Vesting in 2005

Neill A. Currie	0	$0	$0	$0

William I. Riker	204,026	$8,999,587	$169,929	$1,637,870

John M. Lummis	15,298	$674,795	$14,367	$595,620

John D. Nichols, Jr	11,334	$499,943	$10,604	$428,300

Kevin J. O’Donnell	9,041	$398,799	$8,672	$385,505

William J. Ashley	15,977	$704,745	$7,581	$238,472

James N. Stanard	0	$0	$42,215	$5,069,352

(4) Represents the aggregate number of Full Voting Shares subject to Options granted to the Named Executive Officers during each of 2005, 2004 and 2003, as applicable.

(5) The LTIP amounts in 2003, 2004 and 2005 reflect those amounts payable to Messrs. Riker, Lummis, Nichols, and O’Donnell as part of the Long Term Incentive Bonus Program (as described below) with respect to the 2000, 2001 and 2002 four-year cycles in place under the program.

(6) Represents the amounts contributed to the account of each Named Executive Officer under our retirement plan.

(7) Mr. Currie was appointed Chief Executive Officer and as a director of RenaissanceRe effective November 1, 2005. Mr. Currie previously served as Executive Vice President of RenaissanceRe from July 5, 2005.

(8) Following approval by RenaissanceRe’s shareholders of the 2004 Stock Incentive Plan on August 31, 2004, RenaissanceRe awarded options to purchase 700,000 and 350,000 Full Voting Shares to Messrs. Riker and Nichols, respectively, under the 2004 Plan, which options cliff vest on August 31, 2009 and have an initial exercise price of $74.24 per share, representing 150% of the fair market value of the Full Voting Shares at August 31, 2004. In connection with the grant of options under the 2004 Stock Incentive Plan, the annual salary and bonus compensation for certain officers of RenaissanceRe, including Messrs. Riker and Nichols, have been reduced from September 2004 to the present. However, based on factors including the estimated potential value of the 2004 option grant and other prior grants to such officers, RenaissanceRe considers Messrs. Riker and Nichols to be among its Named Executive Officers.

(9) Mr. Stanard was the Chairman of the Board and Chief Executive Officer of RenaissanceRe until November 1, 2005.

(10) On May 19, 2004, Mr. Stanard was granted options to purchase 295,000 Full Voting Shares at a price of $49.81 per share, and in connection with that grant agreed to waive all bonus compensation to which he would otherwise have been entitled to be paid in 2004 in respect of RenaissanceRe’s 2003 fiscal year. Following approval by RenaissanceRe’s shareholders of the 2004 Stock Incentive Plan and as contemplated by his employment agreement executed in connection therewith, Mr. Stanard was granted options to purchase 2.5 million Full Voting Shares on August 31, 2004, which options cliff vest on August 31, 2009; of this grant, (i) options to purchase 1.25 million Full Voting Shares have an initial exercise price set at 150% of the fair market value of the Full Voting Shares at August 31, 2004, and (ii) options to purchase 1.25 million Full Voting Shares have an initial exercise price set at 200% of the fair market value of the Full Voting Shares at August 31, 2004. Mr. Stanard’s employment agreement was generally structured to remove all salary, bonus and equity compensation payable to Mr. Stanard in exchange for the grant in August 2004 of these options. Thus, Mr. Stanard did not receive any salary or bonus compensation for the 2005 or 2004 fiscal years, other than with respect to base salary accrued through May 19, 2004 under his prior employment agreement.

Stock Option Grants Table

     The following table sets forth information concerning individual grants of Options to purchase Full Voting Shares made to the Named Executive Officers during 2005.

Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees	Exercise or Base Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term

						5%	10%

Neill A. Currie	300,000	(1)	35.44%	$73.06	07/05/2015	$1,885,037	$15,984,359

William I. Riker	--		0.0%	--	--	--	--

John M. Lummis	--		0.0%	--	--	--	--

John D. Nichols, Jr.	--		0.0%	--	--	--	--

Kevin J. O’Donnell	--		0.0%	--	--	--	--

William J. Ashley	5,654	(2)		$49.10	03/21/2015	$174,588	$442,441
	34,035	(3)	4.69%	$37.51	11/4/2015	$802,880	$2,034,656

James N. Stanard	--		0.0%	--	--	--	--

(1) These options were granted under the 2004 Stock Incentive Plan with the initial exercise price set at 150% of the fair market value of the Full Voting Shares as of the date of grant. These options cliff vest on July 5, 2010.

(2) These options were granted under the Stock Incentive Plans and vest at a rate of 25 percent on each of March 21, 2006, March 21, 2007, March 21, 2008 and March 21, 2009.

(3) These options were granted under the Stock Incentive Plans and vest at a rate of 25 percent on each of November 4, 2006, November 4, 2007, November 4, 2008 and November 4, 2009.

Aggregate Stock Option Exercise Table

     The following table sets forth information regarding the exercise of Options by Named Executive Officers during 2005. The table also shows the number and value of unexercised Options held by the Named Executive Officers as of December 31, 2005.

Name	Number of Shares Acquired On Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options Exercisable/ Unexercisable	Value of Unexercised In the Money Options Exercisable/ Unexercisable (2)

Neill A. Currie	–	–	0 / 300,000	$0 / $0
William I. Riker	6,311 (3)	$ 419,482	513,468 / 827,251	$7,790,855 / $64,890
John M. Lummis	–	–	467,957 / 787,251	$6,649,627 / $48,510
John D. Nichols, Jr.	–	–	333,052 / 428,495	$4,461,231 / $48,510
Kevin J. O’Donnell	–	–	177,519 / 300,104	$2,017,592 / $35,280
William J. Ashley	–	–	50,733/ 143,148	$452,973/ $244,791
James N. Stanard	28,000 (3)	$ 1,211,840
	226,483 (4)	$ 15,445,105	2,500,000 / 0	$0 / $0

(1) The values realized are based on the closing price of the Full Voting Shares on the date of exercise less the Option exercise price.

(2) The values are based on the closing price of $44.11 of the Full Voting Shares on December 31, 2005, less the applicable Option exercise price.

(3) These Full Voting Shares were acquired upon the exercise of employee stock options originally granted to Messrs. Riker and Stanard in 1995 with a ten-year term, and accordingly were exercised in 2005 by Messrs. Riker and Stanard shortly prior to their expiration.

(4) These Full Voting Shares were acquired by Mr. Stanard in connection with the expiration of the applicable Option exercise periods on December 1, 2005, 30 days after Mr. Stanard’s departure from the Company.

Equity Compensation Plan Information

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by shareholders(1)	8,325,180	$ 63.23	5,541,768
Equity compensation plans not approved by shareholders(3)	–	–	300,000
Total	8,325,180	$ 63.23	5,841,768

(1) Plans previously approved by the shareholders include the 1993 Stock Incentive Plan, the 2001 Stock Incentive Plan, the 2004 Stock Incentive Plan, and the Directors Stock Plan.

(2) No shares remain available under the 1993 Stock Incentive Plan.

(3) In May 2003, the Compensation/Governance Committee reserved 300,000 Full Voting Shares for issuance in connection with underwriting profitability agreements anticipated to be entered into with certain program managers who produce Individual Risk business pursuant to agreed-upon underwriting guidelines, which Individual Risk business is written by our subsidiary companies who offer primary coverage. These shares would be issuable upon achievement of specific underwriting performance by such program managers, and would vest or alternatively be available for purchase over a period of years. To date, no shares have been issued under this program.

Long Term Incentive Bonus Program

     In 1997 we established a Long Term Incentive Bonus Program for our officers. In general under the program, bonuses are paid over a four-year period if we achieve pre-established performance targets within the four-year performance cycle. The program provides for sequential four-year performance cycles; accordingly, additional four-year periods are expected to become effective under the program each calendar year. With respect to any fiscal year within the four-year period, 50 percent of an officer’s target bonus amount generally will be payable only if our operating earnings per share (“EPS”) targets were achieved or exceeded for the preceding fiscal year, and the other 50 percent of the target bonus amount generally will be payable only if we meet the cumulative Return on Equity (“ROE”) targets for the preceding fiscal year. However, if we do not achieve the target level in one of the two component target categories (EPS and ROE) in any year, for purposes of determining a participant’s bonus amount for such year, our underperformance in one category, or in one year, can be offset by our out-performance in the other category, or in another year, to permit total payout at a target level. The performance targets are established by the Compensation/Governance Committee.

     We have eliminated our Long Term Incentive Bonus Program for plan cycles occurring after 2003, although payments will continue to be made in the future with respect to the plan cycles that began before 2003. The last such payments will be made in 2006 for the 2002 plan cycle. The table below sets forth the payments to the Named Executive Officers with respect to the 2002 four-year cycle. Bonuses under the Long Term Incentive Bonus Program are payable, at the discretion of the Compensation/Governance Committee, in cash and/or in Options and Restricted Shares granted under the 2001 Stock Incentive Plan.

2006

William I. Riker	$44,423
John M. Lummis	$30,707
John D. Nichols, Jr.	$30,707
Kevin J. O’Donnell	$20,164
William J. Ashley	$13,839

Employee Stock Ownership Policy

     We maintain a stock ownership policy under which our executive officers and certain other senior employees are required to acquire and maintain levels of RenaissanceRe common stock with a value equal to a specified multiple of their target salary. Additionally, these individuals are required to retain at least 50% of any options and/or stock they have been granted as compensation from RenaissanceRe. We believe that this policy aligns the interests of our executive officers and certain other senior employees with those of our shareholders, and we expect to continue this policy in the future. RenaissanceRe retains the discretion to approve transactions in light of an individual’s facts and circumstances from time to time.

Director Compensation

     The RenaissanceRe Holdings Ltd. Amended and Restated Non-Employee Director Stock Plan, as amended (the “Directors Stock Plan”), provides equity compensation for those of our directors who are not employees of RenaissanceRe or its affiliates. During 2005, each of the Independent Directors (with the exception of Mr. MacGinnitie, whose compensation is described below) received a grant of shares of Restricted Shares valued at $100,000, which vest ratably over a three-year period, a 2005 annual retainer of $40,000 cash and a 2005 per meeting fee of $3,000 cash. In 2005, the Compensation/Governance Committee, with the assistance of Mercer, analyzed the competitiveness of our compensation programs for our non-employee directors and approved new compensation arrangements for 2006. In 2006, the Compensation/Governance Committee provided under the Directors Stock Plan grants of shares of Restricted Shares to each of the Independent Directors (with the exception of Mr. MacGinnitie, whose compensation is described below) valued at $100,000, which vest ratably over a three-year period. The Compensation/Governance Committee also determined to award each Independent Director a 2006 annual retainer of $60,000 cash and a 2006 per meeting fee of $3,000 cash.

     On November 16, 2005, the Compensation/Governance Committee determined that Mr. MacGinnitie, who was appointed Chairman of the Board on November 1, 2005, would receive, in light of his expanded role and responsibilities, commencing with RenaissanceRe’s final fiscal quarter for 2005, three times the value of each of the annual retainer, per meeting fee, and Restricted Shares grant received by the other Independent Directors. Mr. MacGinnitie did not receive a Restricted Shares grant pursuant to his revised compensation arrangement until February 2006 in connection with the regularly scheduled issuance of Restricted Shares to the Independent Directors. Mr. MacGinnitie’s cash retainer for 2005 was increased on a prorated basis only, such that Mr. MacGinnitie’s total cash retainer for 2005 was $60,000. On February 21, 2006, the Compensation/Governance Committee determined that Mr. MacGinnitie will continue to receive, in the course of 2006, three times the value of each of the 2006 annual retainer, per meeting fee, and Restricted Shares grant received by the other Independent Directors.

     Additionally, we provide to all directors reimbursement of all expenses incurred in connection with service on the Board. Educational expenses of less than $2,500 may be incurred without prior approval; however, larger expenses should be approved by the Chairman before being incurred. The Company does not pay directors’ fees in respect of informational calls. Independent Director compensation is reviewed periodically and the Board of Directors is currently reviewing both the amount and methods of Independent Director compensation in light of contemporary market practice.

     Total options granted to our Independent Directors to purchase Full Voting Shares were 0, 12,687 and 0 in 2005, 2004 and 2003, respectively. The Compensation/Governance Committee retains discretion to make additional grants if it deems them necessary or appropriate under the Directors Stock Plan. A total of 604,352 options and shares are currently available under the Directors Stock Plan for grant to our Independent Directors.

Director Stock Ownership Policy

     We maintain a stock ownership policy under which our Independent Directors are expected to acquire and maintain levels of RenaissanceRe common stock with a value equal to five times the then current annual retainer. Additionally, our Independent Directors are expected to retain at least 50% of any options and/or stock they have been granted as compensation from RenaissanceRe. The Compensation/Governance Committee retains discretion to approve transactions in light of an individual director’s particular facts and circumstances from time to time. We believe that this policy further aligns the interests of our Independent Directors with those of our shareholders, and we expect to continue this policy in the future.

CEO Employment Agreement

     Effective as of February 22, 2006, we entered into an amended and restated employment agreement with Neill A. Currie (the “Agreement”), pursuant to which Mr. Currie serves as our Chief Executive Officer.

     The term of the Agreement expires on February 22, 2010, but unless either we or Mr. Currie give notice of an intention not to extend the term of the Agreement, such term will automatically be extended by one additional year, first on February 22, 2010 and then on each subsequent anniversary thereof. Pursuant to the Agreement, Mr. Currie is (a) entitled to a base salary of not less than $750,000 per year, (b) eligible to receive an annual bonus at a target level equal to 150% of his base salary, and (c) is eligible to participate in RenaissanceRe’s stock incentive plans, with an annual grant target valued at 300% of his base salary. Actual bonuses to be paid Mr. Currie in the future will be determined by the Compensation/Governance Committee in light of factors including achievement of corporate and personal performance objectives. Mr. Currie is also entitled to participate in health, insurance, retirement, and other benefits generally provided to our other senior executives from time to time, including use of our corporate airplane, for business and personal matters, in accordance with such policies as may be established by the Compensation/Governance Committee from time to time. In addition, Mr. Currie will also be provided customary perquisites for housing, automobile use and other expenses, subject to our applicable policies as approved from time to time by the Compensation/Governance Committee, and, to the extent the perquisites are considered income and increase Mr. Currie’s income tax liability, a tax reimbursement payment in an amount such that, after deduction for all income taxes payable with respect to such tax reimbursement benefit, the amount retained by Mr. Currie will be equal to the amount of such increased income tax liability. As previously disclosed, Mr. Currie’s housing allowance under our expatriate housing allowance program has currently been established at $25,000 per month.

     The term of Mr. Currie’s employment will terminate earlier than described above upon Mr. Currie’s termination of employment by reason of his death or Disability (as defined in the Agreement), by RenaissanceRe with or without Cause (as defined in the Agreement), or by Mr. Currie with or without Good Reason (as defined in the Agreement). In addition to the accrued obligations (e.g., base salary and reimbursement of expenses incurred through termination, benefits per RenaissanceRe’s plans and indemnification rights (described below)) payable in connection with any termination of employment, Mr. Currie will be entitled to the following payments and benefits upon termination of employment:

     o Death/Disability: (i) Any unpaid annual bonus in respect of any completed fiscal year ended prior to termination, (ii) a pro rata annual bonus for the fiscal year of termination, and (iii) vesting of unvested equity awards.

     o By RenaissanceRe without Cause/By Mr. Currie with Good Reason/Expiration of the Term of Employment following Notice of Non-Extension by RenaissanceRe: (i) Any unpaid annual bonus in respect of any completed fiscal year ended prior to termination, (ii) a pro rata annual bonus for the fiscal year of termination, (iii) vesting of unvested equity awards, (iv) a lump sum amount equal to 150% of the sum of base salary and target annual bonus, and (v) continuation of the health benefits at the same cost applicable to active employees for eighteen months following termination. In addition, upon the expiration of the eighteen-month anniversary of termination, and subject to compliance with the restrictive covenants (described below) and other post-closing obligations contained in the Agreement, a lump sum amount equal to 50% of the sum of base salary and target annual bonus. Payments and benefits (other than the accrued obligations) upon such a termination are conditioned upon Mr. Currie’s execution of a release of claims in favor of RenaissanceRe and its affiliates.

o Expiration of the Term of Employment following Notice of Non-Extension by Mr. Currie: Any unpaid annual bonus in respect of any completed fiscal year ended prior to termination.

     During the term of employment and for the eighteen-month period following any termination of employment, Mr. Currie is subject to noncompetition and non-interference covenants. Generally, the noncompetition covenant prevents Mr. Currie from engaging in activities competitive with the business of RenaissanceRe or its affiliates and the non-interference covenant prevents Mr. Currie from soliciting or hiring employees or other service providers of RenaissanceRe or its affiliates and from inducing any customer, supplier, licensee or other business relation of RenaissanceRe or its affiliates to cease doing business with, or reduce the amount of business conducted with, RenaissanceRe or its affiliates, or in any other manner interfering with RenaissanceRe’s relationship with such parties. The Agreement also contains standard confidentiality and assignment of inventions provisions.

     The Agreement requires RenaissanceRe to indemnify Mr. Currie to the fullest extent permitted by Bermuda law, except in certain limited circumstances.

Employment Agreements with Other Named Executive Officers

     Effective as of June 30, 2003, we entered into an employment agreement with Mr. Riker, and amended and restated our employment agreements with Messrs. Nichols, O’Donnell and

Ashley. The structure and terms of these agreements are substantially similar except as described in more detail below. Under these agreements, the executives receive a base salary at a rate to be determined by the Board of Directors of RenaissanceRe in its discretion, upon the recommendation of RenaissanceRe’s Chief Executive Officer, and discretionary bonuses. The agreement with Mr. Riker provides for an expense reimbursement for housing, automobile travel and other expenses as agreed by us, including a tax reimbursement payment to the extent reimbursements result in additional income tax liability, with the aggregate amount of reimbursement for both expenses and tax liability subject to an annual dollar limitation of $330,750 for 2005. All of the agreements contain provisions relating to exclusivity of services, non-competition and confidentiality, which are similar to those contained in Mr. Currie’s Agreement. In addition, the agreements provide that the entity that employs the executive officer (whether RenaissanceRe or an affiliate) shall generally indemnify these officers to the fullest extent provided by Bermuda law, except in certain limited circumstances.

     Unless sooner terminated as provided in the applicable agreement, Mr. Riker’s agreement expires on June 30, 2008. Messrs. Nichols’, O’Donnell’s, and Ashley’s agreements expire on June 30, 2006; provided that the term of the agreements for Messrs. Nichols, O’Donnell and Ashley will automatically be extended for an additional one-year period on June 30 of each calendar year, unless we, or Mr. Nichols or Mr. O’Donnell or Mr. Ashley, as the case may be, gives 30 days’ notice of election not to extend the term.

     Upon termination of an executive’s employment for any reason other than death, in consideration of our election to enforce certain non-compete obligations following such termination, we will be required to continue to pay the executive, for a period of up to two years in the case of Mr. Riker, and up to one year in the case of Messrs. Nichols, O’Donnell or Ashley, an amount equal to 175% of his then current base salary; provided, however, that in the case of a termination without Cause of Mr. Nichols, in a context not involving a Change in Control (as defined in the agreements), the Company may elect a non-competition period based upon a fraction, the numerator of which equals $395,000, and the denominator of which equals 175% of his then current base salary, and pay Mr. Nichols an aggregate of $395,000. These payments will be made in equal monthly installments commencing one month after the executive’s termination of employment. Under certain circumstances, we may elect not to enforce the executive’s non-compete obligations and, therefore, not to make such payments.

     In the event that a Change in Control occurs and, on or within two years following the date of such Change in Control for Mr. Riker (one year for Mr. Nichols, O’Donnell or Ashley), the applicable executive’s employment is terminated without Cause, or the applicable executive terminates his employment for “Good Reason,” in lieu of the amounts described above, we would be required to pay such executive, within fifteen days following the date of such termination, a lump sum cash amount equal to two times the sum of (i) the highest rate of annual salary in effect during the term of the executive’s employment agreement plus (ii) the highest regular annual bonus paid or payable to the applicable executive over the preceding three fiscal years, excluding any extraordinary or non-recurring bonus; provided that the amount described in clause (ii) shall not exceed 150% of the executive’s specified target bonus for the year in which such termination occurs. In addition, under Mr. Riker’s agreement, the Restricted Shares that were granted to the executive under the employment agreement will, to the extent not vested, become fully vested on the date of such termination.

     Effective as of June 30, 2004, we entered into an employment agreement with Mr. Lummis. The agreement has an initial term of two years, which may be extended by mutual agreement of Mr. Lummis and RenaissanceRe. The agreement provides that Mr. Lummis will serve as Chief Financial Officer, reporting to our Chief Executive Officer. Under the agreement, Mr. Lummis is entitled to an annual cash bonus of $1.7 million, which was paid in each of March 2005 and March 2006. The agreement contains customary provisions regarding exclusivity of services, non-competition and confidentiality. If Mr. Lummis’ employment is terminated by us prior to the end of the initial two-year term for any reason other than a termination for Cause or resignation by Mr. Lummis, we are required to pay (i) his base salary and bonus (on the dates such amounts would otherwise be due) through the end of the contract term, and (ii) if we do not waive his non-competition obligation, an additional amount equal to 175% of his base salary for each full or partial month that the non-competition period extends beyond the contract term. If we terminate Mr. Lummis’ employment for Cause or he resigns, and we do not waive his non-competition obligation, we are required to pay 175% of his base salary for each full or partial month of the non-competition period. If, within one year following a Change in Control, Mr. Lummis’ employment is terminated without Cause, or Mr. Lummis resigns voluntarily for Good Reason, he is entitled to be paid the sum of (1) his annual base salary through the end of the contract term, (2) the amount of any bonus payments not previously paid and (3) 175% of his base salary for each full or partial month that the non-competition period extends beyond the contract term. In November 2005, we announced that Mr. Lummis intends to retire from RenaissanceRe at the end of his contract term on June 30, 2006. Except as described above, the agreement for Mr. Lummis is substantially identical to the employment agreement for Mr. Riker.

     Effective as of November 1, 2005, Mr. Stanard resigned as our Chairman and Chief Executive Officer. Mr. Stanard’s rights and obligations following his resignation are governed by his employment agreement and by our standard practices for senior expatriate executives (principally relating to transitional period medical insurance, transitional travel from Bermuda, and the purchase or return of company-issued property). Upon his resignation on November 1, 2005, pursuant to the terms of his employment agreement with us, Mr. Stanard (i) vested in all options granted to him under the 2004 Stock Incentive Plan, which options shall remain exercisable until the expiration of their stated term, subject to continued compliance with certain noncompetition obligations; and (ii) vested in all options and shares of restricted stock granted to him under the 2001 Stock Incentive Plan and the 1993 Stock Incentive Plan, with options remaining exercisable for thirty days following his termination of employment. We incurred an expense of $13.3 million in the fourth quarter of 2005 due to the accelerated vesting of these options and shares. Mr. Stanard forfeits his options under the 2004 Stock Incentive Plan in the event that he competes with us prior to exercising such options. We did not enter into a separation agreement with Mr. Stanard and Mr. Stanard will not receive any other severance payments in connection with his departure.

     We are in the process of recruiting a new Chief Financial Officer, who would be expected to enter into an employment agreement with RenaissanceRe. We are also reviewing the terms of our standard senior executive employment agreements, which largely derive from agreements adopted by us in conjunction with our formation in 1993. We anticipate that adjustments may be made to the forms of our senior executive employment agreements during 2006.

PROPOSAL 1 — THE BOARD NOMINEES PROPOSAL

     Our Bye-laws provide for a classified Board, divided into three classes of approximately equal size. Each director serves a three-year term. At the Annual Meeting, our shareholders will elect the Class II directors, who will serve until our 2009 Annual Meeting. Our incumbent Class I directors are scheduled to serve until our 2008 Annual Meeting and our incumbent Class III directors are scheduled to serve until our 2007 Annual Meeting.

     The Board has nominated Messrs. Cooper, Currie and MacGinnitie for re-election at the Annual Meeting. If any Nominee shall, prior to the Annual Meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for such other Nominee, if any, in their discretion as may be recommended by the Board.

NOMINEES

Class II Directors (whose terms (if elected) expire in 2009):

Name	Age	Position
Thomas A. Cooper Neill A. Currie W. James MacGinnitie	69 53 67	Director Director Director

CONTINUING DIRECTORS

Class III Directors (whose terms expire in 2007):

Name	Age	Position
William F. Hecht William I. Riker Nicholas L. Trivisonno	63 46 59	Director Director Director

Class I Directors (whose terms expire in 2008):

Name	Age	Position
Edmund B. Greene Brian R. Hall Jean D. Hamilton Scott E. Pardee	67 64 59 69	Director Director Director Director

Recommendation and Vote

     The Nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors.

     The Board of Directors unanimously recommends a vote FOR the approval of the Board Nominees Proposal.

PROPOSAL 2 — THE AUDITORS PROPOSAL

     Upon recommendation of the Audit Committee, the Board proposes that the shareholders appoint the firm of Ernst & Young to serve as our independent auditors for the 2006 fiscal year until the 2007 Annual Meeting. Ernst & Young served as our independent auditors for the 2005 fiscal year. A representative of Ernst & Young will attend the Annual Meeting and will be available to respond to questions and may make a statement if he or she so desires. Shareholders at the Annual Meeting will also be asked to vote to refer the determination of the auditors’ remuneration to the Board.

     Fees billed to us by Ernst & Young during the 2005 and 2004 fiscal years:

Audit Fees.

     Audit Fees billed to us by Ernst & Young during our 2005 and 2004 fiscal years for (a) the audit of our annual financial statements, (b) review of our quarterly financial statements, (c) statutory audits and (d) assistance with and review of documents filed with the Commission (including comfort letters and consents) totaled $2,580,275 and $2,499,107, respectively.

Audit-Related Fees.

     Audit-Related Fees billed to us by Ernst & Young totaled $1,745,000 and $146,114, respectively, during our 2005 and 2004 fiscal years, principally derived from costs incurred by Ernst & Young in cooperating with our business practice review, the Investigations and related matters and, in 2004, Sarbanes-Oxley compliance matters.

Tax Fees.

     Fees billed to us by Ernst & Young during our 2005 and 2004 fiscal years for all tax-related services rendered to us totaled $121,473 and $118,855, respectively.

All Other Fees.

     Ernst & Young did not perform any such “other services” during our 2005 or 2004 fiscal years.

     The Audit Committee has considered whether any information technology and non-audit consulting services provided by Ernst & Young could impair the independence of Ernst & Young. No such services have been provided by Ernst & Young during 2005 and 2004 and thus the Audit Committee concluded that such services did not impair the auditors’ independence.

     The Audit Committee must pre-approve all audit services and permitted non-audit services performed for RenaissanceRe by our auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. All engagements of Ernst & Young to provide audit, audit-related and tax services to RenaissanceRe during 2005 were pre-approved by the Audit Committee.

     The Audit Committee may form and delegate authority to subcommittees, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

     As noted above, the Audit Committee is responsible for managing our relationship with our independent auditors (subject to shareholder ratification as provided by Bermuda law). The Audit Committee has the sole authority to hire and employ our auditors. The Audit Committee regularly reviews the auditors’ work plan, staffing comments, bills and work product. Accordingly, it is our policy that all proposed engagements by our current audit firm must be approved in advance by the Audit Committee.

Recommendation and Vote

     Approval of our Auditors Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting.

     The Board of Directors unanimously recommends a vote FOR the approval of the Auditors Proposal.

ADDITIONAL INFORMATION

Other Action at the Annual Meeting

     A copy of our Annual Report to Shareholders for the year ended December 31, 2005, including financial statements for the year ended December 31, 2005 and the auditors’ report thereon, has been sent to all shareholders. The financial statements and auditors’ report will be formally presented to the Annual Meeting, but no shareholder action is required thereon.

     As of the date of this Proxy Statement, we have no knowledge of any business, other than that we have described herein, that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that the persons named in the accompanying proxy will have authority to vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for 2007 Annual General Meeting of Shareholders

     Shareholder proposals must be received in writing by the Secretary of RenaissanceRe no later than December 11, 2006 and must comply with the requirements of the Commission and our Bye-laws in order to be considered for inclusion in our proxy statement and form of proxy relating to the Annual General Meeting to be held in 2007. Such proposals should be directed to the attention of the Secretary, RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton, HMGX, Bermuda. Shareholders who intend to nominate persons for election as directors at our general meetings must comply with the advance notice procedures and other provisions set forth in our Bye-laws in order for such nominations to be properly brought before that general meeting. These provisions require, among other things, that written notice from not less than twenty shareholders holding in the aggregate not less than 10% of the outstanding paid-up share capital of RenaissanceRe be received by the Secretary of RenaissanceRe not less than 60 days prior to the general meeting.

     If a shareholder proposal is introduced at the 2007 Annual General Meeting of shareholders without any discussion of the proposal in our proxy statement, and the shareholder does not notify us on or before February 24, 2007 as required by SEC Rule 14a–4 (c)(1), of the intent to raise such proposal at the annual general meeting of shareholders, then proxies received by us for the 2007 Annual General Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of such proposal is to be sent to the above address.

Shareholder Communications with the Board

     Shareholders desiring to contact the Board, any committee of the Board or the non-management directors as a group, should address the communication to Secretary, RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton, HMGX, Bermuda, with a request to forward the communication to the intended recipient. Any such communications properly addressed to the Secretary will be forwarded to the Secretary or the General Counsel unopened.

Appendix A

RenaissanceRe Holdings Ltd.

(the “Company”)

Audit Committee Charter

I. ORGANIZATION

There shall be a committee of the board of directors to be known as the Audit Committee (the “Committee”). The Committee shall be composed of at least three directors, each of whom shall meet the independence requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), and Rule 10A-3 promulgated under the Exchange Act, and each of whom the Board of Directors shall have affirmatively determined to be free of any material relationship that would interfere with their exercise of independent judgment as Committee members.

All members of the Committee shall be financially literate, as such qualification is interpreted by the Board in its business judgment. At least one member of the Committee shall be an “audit committee financial expert” as defined by the United States Securities and Exchange Commission (the “Commission”).

Committee members shall not simultaneously serve on the audit committee of more than two other public companies, unless the Board determines that such service would not impair the ability of such member to effectively serve on the Committee. Each prospective Committee member shall carefully evaluate existing time demands before accepting Committee membership. The members of the Committee shall be appointed by the Board from among its members on the recommendation of the Compensation/Governance Committee. Each Committee member shall serve until his successor is duly appointed by the Board or until such member’s resignation or removal from the Board or the Committee. The Chairman of the Committee shall be designated by the Board.

The Chairman shall be responsible for presiding over Committee meetings, preparing Committee agendas and determining the informational needs of the Committee. The Committee may form and delegate any of its responsibilities to a subcommittee composed of one or more members of the Committee.

II. STATEMENT OF PURPOSE

The primary purposes of the Committee are to assist the Board with oversight of (a) the integrity, quality and accuracy of the Company’s financial statements, including the Company’s system of internal controls, (b) the Company’s compliance with legal and regulatory requirements, including the Company’s Code of Ethics (or other similar documents as are in effect from time to time), (c) the independent auditor’s qualifications, independence, compensation and performance, and (d) the performance of the Company’s internal audit function.

The audit committee shall also propose the report to be included in the Company’s annual proxy statement as required by the proxy rules under the Exchange Act. The Committee shall facilitate ongoing communications concerning the Company’s business and financial condition between the Board, the independent auditor, the internal auditor, and management.

At all times, the Committee shall have the authority and ability to conduct investigations with access to all books, records, facilities and personnel of the Company. The Committee is empowered to retain independent counsel and other advisors as they deem necessary in fulfilling their responsibilities and duties. The Company shall provide adequate funding to the Committee to engage such advisors and shall fund other ordinary administrative expenses that are necessary or appropriate for the Committee in carrying out its duties.

III. MEETINGS AND EXECUTIVE SESSIONS

The Committee shall meet as often as it deems necessary, but shall meet at least quarterly. As part of its job to foster open communication, the Committee shall meet with the independent auditor, the internal auditor and such other members of management as it shall deem appropriate, including the Company’s Chief Compliance Officer, in separate executive sessions to discuss internal controls, financial personnel, the cooperation that the independent auditor received, the fullness and accuracy of the Company’s financial statements and any matters that the Committee or each of these groups believe should be discussed privately. The Chairman may call special meetings in addition to the regularly scheduled meetings of the Committee.

The Committee may request any officer or other employee of the Company or the Company’s outside counsel or independent auditor to attend any meeting of the Committee or to meet independently with any members of, or consultants to, the Committee.

IV. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Committee shall:

Financial Reporting

1.	Annual Financials. (a) Review and discuss with management and the independent auditor the Company’s annual audited financial statements (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”), the matters required to be discussed with the independent auditor by Statement of Auditing Standards No. 61, and any other matters that the Committee deems material, including any unusual or non-recurring items, and the nature and substance of significant reserves; and (b) make a recommendation to the Board regarding the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K.

2.	Quarterly Financials. Review and discuss with management and the independent auditor the Company’s quarterly unaudited financial statements (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”), the results of the independent auditor’s reviews of the quarterly financial statements, the matters required to be discussed with the independent auditor by Statement of Auditing Standards No. 61, and any other matters that the Committee deems material.

3.	Certifications. Review disclosures by the Company’s CEO and CFO in connection with their certifications required under the regulations of the Commission, the rules of the New York Stock Exchange and other applicable laws, rules or regulations.

4.	Accounting Principles. Review with management and the independent auditor: (a) critical accounting policies, accounting and financial reporting standards and accounting principles, including any significant changes in the Company’s selection or application of accounting principles; (b) any significant accounting decisions or judgments made affecting the Company’s financial statements, including alternatives to, and the rationale for, any decisions made (and the treatment preferred by the independent auditor); (c) any new or proposed accounting and financial reporting standards that may have a significant impact on the Company’s financial reports and management’s plan to implement these required changes; and (d) any items required to be communicated by the independent auditor.

5.	Judgments. Review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

6.	Regulatory Developments. Review with management, the internal auditor and the independent auditor, as appropriate, any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

7.	Press Releases. Review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. This discussion may be done generally (i.e., discussion of the types of information to be discussed and the type of presentation to be made, paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), and need not take place in advance of each earnings press release or each instance in which the Company provides earnings guidance. The Committee may be represented by the Chairman or a subcommittee to review earnings announcements.

Independent Auditor

8.	Selection. Be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. The independent auditor shall report directly to the Committee and shall have ultimate accountability to the Committee and the Board. The Committee shall annually select the independent auditor and the Committee’s selection shall be submitted to the Board for approval and to the stockholders for election.

9.	Scope of Audit and Fees. Review, evaluate and approve the annual engagement proposal of the independent auditor (including the proposed scope, budget, staffing and approach of the annual audit).

10.	Preapproval of Non-Audit Services. Preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by the independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting. The Committee shall establish and periodically review policies and procedures regarding the use of the independent auditor for audit and non-audit services (including the fees and terms thereof) with a view to preserving auditor independence.

11.	Quality Control. Review and discuss, at least annually, a report by the independent auditor describing (a) the auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditor, and (c) any steps taken to deal with any such issues.

12.	Independence. (a) Evaluate the qualifications, performance and independence of the independent auditor, including a review and evaluation of the lead partner; (b) obtain, on an annual basis, a formal written statement from the independent auditor setting forth all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard No. 1 (as modified or supplemented); (c) discuss with the independent auditor any relationships that may impact the objectivity and independence of the independent auditor; and (d) discuss with the Board the Committee’s conclusions with respect to the independent auditor and recommend to the Board any appropriate actions to satisfy itself of the independence of the independent auditor.

13.	Lead Audit Partner Review, Evaluation and Rotation. Assure the regular rotation of the lead audit partner as required by law and consider whether there should be regular rotation of the audit firm itself in order to assure continuing auditor independence. The Committee shall consider on a periodic basis the possible rotation of the audit firm and/or the solicitation of competing bids from possible alternative audit firms.

14.	Hiring Policies. Set clear policies for the Company’s hiring of employees or former employees of the independent auditor.

15.	Review Scope and Other Issues. Review with the independent auditor any audit problems or difficulties the independent auditor may have encountered and management’s responses, including: (a) any restrictions on the scope of activities or access to required information; (b) any significant disagreements with management; (c) any accounting adjustments noted or proposed by the independent auditor; (d) any significant communications between the audit team and the audit firm’s national office regarding material auditing or accounting issues presented by the engagement; (e) any “management” or “internal control” letter issued, or proposed to be issued, by the audit firm to the Company, or other material written communications between the audit firm and the Company, including the status of previously reported items; (f) any changes required in the planned scope of the internal audit; and (g) any recommendations made by the independent auditor as a result of the audit.

Financial Reporting Processes

16.	Internal Controls. In consultation with the independent auditor, the Company’s internal auditor and financial and accounting personnel, review the Company’s financial reporting process, including (a) the integrity, adequacy and effectiveness of the Company’s accounting and financial controls; (b) any significant deficiencies or material weaknesses identified in the design or operation of the Company’s internal controls which have or could adversely affect the Company’s ability to record, process, summarize and report financial data, including any special audit steps adopted; and (c) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

17.	Internal Control Report. Discuss with management, the independent auditor and the internal auditor the internal control report required to be included in the Company’s Annual Report on Form 10-K.

18.	Consider Changes. Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditor or management.

Compliance Oversight Responsibilities

19.	Code of Ethics. Establish, review and update annually, as necessary, the Company’s Code of Ethics (or other similar documents as are in effect from time to time) and ensure that management has established a system to implement and enforce this Code.

20.	Compliance. Receive reports periodically, and no less than annually, from the Company’s Chief Compliance Officer as to whether the Company and its subsidiaries are in material compliance with applicable legal requirements and the Company’s Code of Ethics (or other similar documents as are in effect from time to time).

21.	Board Report. Advise the Board at least annually, or more frequently if appropriate, with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Ethics (or other similar documents as are in effect from time to time).

22.	Complaints. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing, or other matters, and the confidential, anonymous submission by employees of concerns regarding such matters, including submissions received pursuant to the Company’s whistleblower policy (as adopted in compliance with federal laws).

Internal Audit Function

23.	Internal Audit. Ensure the Company maintains an internal audit function to provide management and the Committee with ongoing assessments of the Company’s risk management processes, system of internal control and governance processes.

24.	Oversight of Internal Audit. (a) Review the budget, qualifications, activities, effectiveness and organizational structure of the internal audit function, the performance of the internal auditor (who shall be accountable to, and report directly to, the Committee) and participate in the appointment, replacement or dismissal of the internal auditor; (b) conduct private review sessions at least four times per year with the internal auditor; and (c) review with the internal auditor the proposed scope and plan for conducting internal audits, any progress reports on the proposed internal audit plan (with explanation for any deviations from the original plan), and (d) summaries of any significant issues raised during the performance of internal audits and related responses from management.

Other

25.	Risk. The Committee shall assist the Board in assessing and providing oversight to management regarding the identification and evaluation of the Company’s financial reporting and operational risks. The Committee’s oversight shall be conducted in close coordination with the Investment and Risk Management Committee which has primary responsibility for financial risk management insofar as such risks are managed using stochastic models.

26.	Recommendations; Reports. Report regularly to the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, the performance of the internal audit function, or any other matters the Committee deems appropriate or the Board requests.

27.	Minutes. Maintain minutes or other records of Committee meetings and activities and submit to the Board copies of minutes of each Committee meeting.

28.	Evaluation. Annually evaluate the performance of the Committee.

29.	Review Charter. Review and evaluate the adequacy of the Charter at least annually and recommend any proposed changes to the Board as conditions dictate.

30.	Other Acts. Do every other act incidental to, arising out of or in connection with, or otherwise related to, the authority granted to the Committee hereby or the carrying out of the Committee’s duties and responsibilities hereunder.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

THE BOARD OF DIRECTORS OF RENAISSANCERE HOLDINGS LTD. UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE NOMINEES AND EACH OF THE PROPOSALS LISTED BELOW.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

							For	Against	Abstain
1.	To elect three Class II directors to serve until our 2009 Annual General Meeting.	For	Withhold	For all Except	2.	To appoint the firm of Ernst & Young, independent auditors, to serve as our independent auditors for the 2006 fiscal year until our 2007 Annual General Meeting, and to refer the determination of the auditors’ remuneration to the Board.	☐	☐	☐
		☐	☐	☐

If you do not wish your shares voted “FOR” a particular Nominee, mark the “For All Except” box and strike a line through the Nominee’s name. Your shares will be voted for the remaining Nominee(s).
Class II Directors: 01 Thomas A. Cooper 02 Neill A. Currie 03 W.James MacGinnitie						PLEASE VOTE, DATE AND SIGN THIS PROXY BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE
Please be sure to sign and date this Proxy.

Dated:________________________________________________, 2006
___________________________________________________________
Shareholder sign here
___________________________________________________________
Co-owner sign here
Please sign your name or names exactly as it appears on your share certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.

Ù FOLD AND DETACH HERE Ù

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/rnr Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

RenaissanceRe Holdings Ltd.

This Proxy is solicited on behalf of RenaissanceRe Holdings Ltd. in connection with its Annual General Meeting of Shareholders to be held on May 31, 2006.

     The undersigned shareholder of RenaissanceRe Holdings Ltd. (the “Company”) hereby appoints Mark A. Wilcox and Stephen H. Weinstein, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes them to represent and vote as designated in this Proxy, all of the Common Shares and Diluted Voting Class I Common Shares, $1.00 par value each per share (collectively, the “Common Shares”), of the Company held of record by the undersigned shareholder on April 3, 2006 at the Annual General Meeting of Shareholders of the Company to be held on May 31, 2006, and at any adjournment or postponement thereof, with all powers which the undersigned would possess if personally present, with respect to the matters listed on this Proxy. In their discretion, the proxies are authorized to vote such Common Shares upon such other business as may properly come before the Annual General Meeting.

     THE SUBMISSION OF THIS PROXY IF PROPERLY EXECUTED REVOKES ALL PRIOR PROXIES.

     IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE IN FAVOR OF EACH OF THE PROPOSALS SET FORTH ON THIS PROXY.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

You can now access your RenaissanceRe Holdings Ltd. account online.

Access your RenaissanceRe Holdings Ltd. shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for RenaissanceRe Holdings Ltd., now makes it easy and convenient to get current information on your shareholder account.

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